Exhibit 10.2

SUPPLY AGREEMENT

This Supply Agreement (“Supply Agreement”) is effective as of September 20, 2012 (“Effective Date”) by and between SIEMENS HEALTHCARE DIAGNOSTICS INC. (“Siemens”), having a place of business at 511 Benedict Avenue, Tarrytown, NY 10591, USA, and UNIVERSAL BIOSENSORS PTY LTD., a company incorporated in Victoria, Australia (“UBI”), having an address at 1 Corporate Avenue, Rowville, Victoria 3178, Australia.

WHEREAS, UBI is engaged in the business of researching, developing, manufacturing and selling medical devices and materials and components suitable for use in medical devices;

WHEREAS, UBI and Siemens have engaged in joint development efforts, pursuant to that certain Collaboration Agreement, effective as of September 9, 2011, as amended (“Collaboration Agreement”), to develop the Products (as defined herein) for exclusive sale by Siemens worldwide in the Field; and

WHEREAS, Siemens and UBI wish to establish terms and conditions for Siemens’ purchase of Products from UBI for sale by Siemens worldwide in the Field.

Now, therefore, in consideration of the above premises and the mutual covenants herein set forth, the parties hereto agree as follows:

1.	DEFINITIONS.

All capitalized terms in this Supply Agreement that are not expressly defined herein are to be interpreted as they are defined in the Collaboration Agreement. For purposes of this Supply Agreement:

1.1 *[REDACTED] shall mean Siemens GmbH’s product sold as of the Effective Date under the name *[REDACTED].

1.2 “Associated Materials” shall have the meaning provided in Section 1.17.

1.3 “Business Day” shall mean a day other than a Saturday, Sunday or any day on which commercial banks located in Rowville, Victoria, Australia, and/or Tarrytown, New York, USA, are authorized or obligated by law to be closed.

1.4 “Control” means the direct or indirect beneficial ownership of at least fifty (50%) percent of the voting stock or other ownership interest of a corporation or other business entity, or the power to elect at least fifty (50%) percent of the directors or trustees of a corporation or other business entity, or such other relationship which in fact constitutes actual control.

1.5 “Change Order” shall mean a document which records or authorizes a Major Change, including identification of what needs to be changed, the reason(s) for such change, a description and drawings of the change, a list of documents and departments affected by the change, formal approval of the change, and instruction regarding the timing of implementation of the change.

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.6 “CRM” shall have the meaning provided in Section 3.13.

1.7 “Delivery” shall mean delivery FCA (Incoterms 2010) UBI’s facility in Rowville, Victoria, Australia.

1.8 “Delivery Date” shall mean the date on which a shipment of Product(s) ordered by Siemens is to be available to Siemens or its designee at UBI’s loading dock and ready for shipment.

1.9 “Escrow Agent” shall have the meaning provided in Section 3.6.

1.10 “Escrow Agreement” shall have the meaning provided in Section 3.6.

1.11 “Escrow Release Condition” shall mean the occurrence of any of the following:

(a) UBI files a petition in bankruptcy or makes a general assignment for the benefit of creditors or otherwise acknowledges in writing insolvency, or is adjudged insolvent or bankrupt, and UBI (i) fails to assume this Supply Agreement in any such bankruptcy proceeding within 30 days after filing or (ii) assumes and assigns this Supply Agreement to a Third Party;

(b) UBI is placed in a process of complete liquidation;

(c) an administrator, trustee or receiver is appointed for any substantial portion of UBI’s business and such administrator, trustee or receiver is not discharged within 60 days after appointment;

(d) any case or proceeding shall have been commenced or other action taken against UBI in bankruptcy or seeking liquidation, reorganization, dissolution, a winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or similar act or law of any jurisdiction and is not dismissed or converted into a voluntary proceeding governed by clause (a) above within 60 days after filing;

(e) UBI loses all or a fundamental part of its test-strip manufacturing capabilities as a result of a Force Majeure event and either: (i) the parties neither reach mutual agreement pursuant to Section 3.15(c)(i) on a plan and timeline for remedial actions to be taken by UBI nor mutually agree pursuant to Section 3.15(c)(ii) to effect a Manufacturing Know-How and technology transfer to Siemens in accordance with Section 3.21, in each case within the applicable 90-day period; or (ii) the parties reach mutual agreement pursuant to Section 3.15(c)(i) on a plan and timeline for remedial actions to be taken by UBI within the applicable 90-day period, but UBI fails to implement such plan substantially in accordance with the agreed timeline;

(f) Siemens exercises the option in Section 3.21, and either (i) notwithstanding Siemens’ good faith negotiations, the parties are unable to enter into a separate written transition agreement as described in Section 3.21 within 120 days of exercise of said option, or (ii) the parties timely enter into a written transition agreement as described in Section 3.21, but UBI materially breaches its obligations under such transition agreement;

(g) Siemens terminates this Agreement for UBI’s uncured material breach in accordance with Section 8.3(b); or

(h) UBI fails to deliver written authorization to the Escrow Agent within 10 days of Siemens’ written request following Persistent Supply Failure, in accordance with Section 8.3(c).

1.12 “Failure to Supply” shall mean, on a Product-by-Product basis, with respect to a particular Product:

(a) during the *[REDACTED] period beginning on the first day of the Initial Shipment Month of such Product, * [REDACTED] in which UBI (i) fails to deliver to Siemens at least *[REDACTED]% of the quantity of such Product requested by Siemens under accepted Purchase Orders for Product to be delivered in *[REDACTED], or (ii) is more than *[REDACTED] late in delivering the quantity of such Product ordered by Siemens in an accepted Purchase Order; or

(b) after such *[REDACTED] period, one month in which UBI (i) fails to deliver to Siemens at least *[REDACTED]% of the quantity of such Product requested by Siemens under accepted Purchase Orders for that Product to be delivered in * [REDACTED], or (ii) is more than *[REDACTED] late in delivering the quantity of such Product ordered by Siemens in an accepted Purchase Order, until the volume of such Product supplied to Siemens in *[REDACTED] exceeds *[REDACTED] after which event “Failure to Supply” shall mean *[REDACTED] in which UBI (i) fails to deliver to Siemens at least *[REDACTED]% of the quantity of such Product requested by Siemens under accepted Purchase Orders for such Product to be delivered in * [REDACTED], or (ii) is more than *[REDACTED] late in delivering the quantity of such Product ordered by Siemens in an accepted Purchase Order;

in each case to the extent such Purchase Order is submitted by Siemens with sufficient lead-time as set forth in Section 4.1, is consistent with Siemens’ forecasts, and does not exceed UBI’s supply commitment; and except, in each case, to the extent such failure or delay is caused by Force Majeure or by Siemens’ failure or delay in delivering any applicable HHS-Supplied Materials conforming to the HHS Warranty in sufficient quantity necessary to produce the quantity of such Product ordered.

1.13 “Force Majeure” shall have the meaning provided in Article 6.

1.14 “HHS Invention” shall mean any invention, portion of an invention, improvement or other development (whether or not protected, patentable and/or copyrightable or capable of being protected in any other way) made by employees or contractors of UBI, solely or jointly with Siemens’ and/or Siemens’ Affiliates’ employees, in the course and as a result of UBI’s performance of activities under this Supply Agreement, the Collaboration Agreement, and/or the MTA that relates to HHS Technology; provided, however, that “HHS Inventions” shall exclude any invention, portion of an invention, improvement or other development (whether or not protected, patentable and/or copyrightable or capable of being protected in any other way) made by employees or contractors of UBI in the course and as a result of UBI’s

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

performance of activities under this Supply Agreement, the Collaboration Agreement, and/or the MTA that relates generally to (i) the use of reagents on or with test strips, (ii) the application of reagents to test strips, or (iii) stabilization of reagents applied to test strips (each, a “Test Strip Invention”). By way of example only, if, in the course and as a result of UBI’s performance of activities under this Supply Agreement or the Collaboration Agreement (including, without limitation, any such activities using HHS Technology), UBI’s employees or contractors invent or develop a process for more smoothly and evenly applying reagent to the web material that UBI uses to produce test strips, such invention or development shall be considered a Test Strip Invention, and shall not be considered an HHS Invention, for purposes of this Supply Agreement. Test Strip Inventions shall be deemed to constitute UBI Collaboration Inventions or Joint Collaboration Inventions, as applicable, for all purposes under the Collaboration Agreement, and the respective provisions of the Collaboration Agreement relating to UBI Collaboration Inventions or Joint Collaboration Inventions, as applicable, are incorporated by reference herein and shall apply to the Test Strip Inventions, including Proprietary Rights therein.

1.15 “HHS Letter” shall mean that certain letter agreement among Siemens, Siemens GmbH and UBI, dated as of the Effective Date.

1.16 “HHS-Supplied Materials” shall mean, with respect to a particular Product, any *[REDACTED] and/or Associated Materials (as applicable) that, in each case, is, or is to be, supplied by Siemens or Siemens GmbH for use in the manufacture of such Product.

1.17 “HHS Technology” shall mean: (i) *[REDACTED]; (ii) any associated proprietary materials that Siemens GmbH (either directly or through Siemens or another Siemens Affiliate) provides or has provided to UBI, including, without limitation, * [REDACTED], in each case to the extent the foregoing are proprietary to Siemens GmbH and are not generally available to the trade from Siemens GmbH or any other source (“Associated Materials”); (iii) all current or future information and know-how (such as, by way of example only and without limitation, copyrightable material, trade secrets, techniques, algorithms, software, source code, designs, drawings, blueprints, materials, parts lists, listing of ingredients, specifications, test data, charts and graphs, manufacturing procedures, operation sheets, bills of material, and vendor lists) that, in each case, (A) *[REDACTED] developed by Siemens GmbH for Products, and/or Associated Materials, (B) are or were disclosed or provided to UBI by Siemens GmbH (either directly or through Siemens or another Siemens Affiliate) pursuant to this Supply Agreement, the Collaboration Agreement or the MTA, and (C) constitute Confidential Information of Siemens or of Siemens GmbH for purposes of Article 9 of this Supply Agreement (provided, however, that confidential information of Siemens GmbH relating to *[REDACTED] that was disclosed by Siemens GmbH (either directly or through Siemens) to UBI pursuant to the MTA prior to the Effective Date shall be deemed “Confidential Information” regardless of whether or not any such information that was disclosed in tangible form was marked “Confidential” and whether or not any such information that was disclosed orally or visually was identified as such prior to disclosure or a summary of such information was given to UBI within 30 days after disclosure); and (iv) all Proprietary Rights in the items described in the preceding clauses (i), (ii) and (iii).

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.18 “HHS Warranty” shall have the meaning provided in Section 5.5.

1.19 “Initial Shipment Month” shall have the meaning provided in Section 4.5(a).

1.20 “Major Change” shall mean, with respect to a particular Product:

(a) a change to the validated manufacturing process for such Product *[REDACTED] or to the design of such Product * [REDACTED] Associated Materials] and/or other Materials used to manufacture such Product) that, in each case, would: (i) require revalidation of the manufacturing process; (ii) affect the Regulatory Approvals for such Product (e.g., by necessitating an amendment thereto or requiring Siemens to seek new Regulatory Approvals); or (iii) impact Product quality; or

(b) an amendment to the Specifications.

1.21 “Manufacturing Know-How” shall mean, with respect to a particular Product, all proprietary information and know-how that is necessary to make such Product, whether in the possession of UBI or Third Parties involved in the supply of raw materials or tooling (except, in the case of Third Party proprietary information and know-how, to the extent UBI does not have the right to access the same and/or to provide the same to Siemens), including but not limited to those items identified in Exhibit A, and all regulatory documents (other than regulatory documents and approvals held by Siemens), manufacturing documentation, process sheets, Specifications, product, tooling and equipment design documents, bills of materials and other documents as reasonably requested; but excluding, in each case, HHS Technology, HHS Inventions, and Proprietary Rights in HHS Inventions.

1.22 “Materials” shall mean the raw materials and components necessary to manufacture a Product, excluding HHS-Supplied Materials.

1.23 “MTA” shall mean that certain Material Transfer Agreement between UBI and Siemens GmbH, dated January 15, 2011, as amended.

1.24 “Persistent Supply Failure” shall mean:

(a) during the *[REDACTED] period beginning on the first day of the Initial Shipment Month of a Product (the “New Product Phase”), either: (i) *[REDACTED] Failures to Supply said Product; or (ii) *[REDACTED] Failures to Supply said Product in any period of *[REDACTED]; and

(b) after expiration of the period specified in the preceding paragraph (a): (i) *[REDACTED] Failures to Supply any Product that is beyond the New Product Phase in any period of *[REDACTED]; or (ii) *[REDACTED] Recall incidents in any period of *[REDACTED] resulting from any Product that is beyond the New Product Phase supplied by UBI that does not conform to the Product Warranty (other than as a result of failure of any HHS-Supplied Material delivered to UBI that does not conform to the HHS Warranty);

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

except, in each case, in the event that a remedial action plan to address the issue pursuant to Section 3.15 has been approved and UBI is complying with such remedial action plan.

For purposes of the foregoing, any Recall resulting from a particular instance of non-conformity to the Product Warranty shall be considered a single “Recall incident,” regardless of the number of countries in which such Recall is carried out. In addition, multiple Failures to Supply Products specified in a single Purchase Order shall be considered a single Failure to Supply for purposes of Section 1.24(b).

1.25 “Process Validation” shall mean validation of the final manufacturing processes to be used for the initial shipment of each Product hereunder in accordance with the terms of the Collaboration Agreement.

1.26 “Product” shall mean any of the following:

(a) the test strip developed pursuant to the Collaboration Agreement for measuring Prothrombin Time and International Normalized Ratio (PT/INR) that uses *[REDACTED] (“PT/INR Product”);

(b) the test strip developed pursuant to the Collaboration Agreement for measuring *[REDACTED]; and

(c) the test strip developed pursuant to the Collaboration Agreement for measuring *[REDACTED].

1.27 “Product Warranty” shall have the meaning provided in Section 5.1.

1.28 *[REDACTED] shall mean Siemens GmbH’s *[REDACTED].

1.29 “Purchase Order” shall mean a written purchase order for Product(s) issued by the Siemens purchasing department or by the purchasing department of Siemens’ designee to UBI, which specifies the quantity of each Product ordered and the desired Delivery Date(s) for such Product(s). A Purchase Order submitted by Siemens shall be deemed to be “accepted” as expressly set forth in Section 4.1(b).

1.30 “Quality Assurance Agreement” or “QAA” shall mean that Quality Assurance Agreement by and between Siemens and UBI and effective as of the Effective Date in connection herewith, substantially in the form attached hereto as Exhibit C.

1.31 “Regulatory Approval” shall mean any registration submission or regulatory approval for a Product held by Siemens, its Affiliate or its Third Party designee.

1.32 *[REDACTED] shall mean Siemens GmbH’s proprietary *[REDACTED].

1.33 “SOPs” shall mean UBI’s standard operating procedures for the manufacture and release of test strips, as in effect from time to time.

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.34 “Siemens GmbH” shall mean Siemens’ Affiliate Siemens Healthcare Diagnostics Products GmbH, Emil-von-Behring-Str. 76, 35041 Marburg, Germany.

1.35 “Specifications” shall mean the functional specifications for each Product initially established by mutual written agreement of the parties at the completion of Product development activities for such Product under Articles 2, 3 and 4 of the Collaboration Agreement, subject to amendment from time to time as mutually agreed by the parties in writing.

1.36 “Supply Year” shall have the meaning provided in Section 4.6(a).

1.37 “Term” shall have the meaning provided in Section 8.1.

1.38 “Test Strip Invention” shall have the meaning provided in Section 1.14.

1.39 “Validation” shall have the meaning provided in Section 3.7(a).

1.40 “Warranty Period” shall have the meaning provided in Section 5.1.

2.	SCOPE—PURCHASES.

2.1 Scope of Supply Agreement. Unless otherwise agreed by both parties in writing, this Supply Agreement applies to all Purchase Orders which Siemens may place with UBI for any Product after the date of this Supply Agreement and after completion of development activities for such Product under the Collaboration Agreement.

2.2 No Inconsistent or Additional Terms. Unless otherwise agreed by both parties in a separate writing signed by authorized representatives of both parties for a specific transaction, no inconsistent or additional term or condition in any Purchase Order, acknowledgement of Purchase Order or other document delivered by either party to the other party related to any Product ordered or delivered hereunder shall be applicable to a transaction within the scope of this Supply Agreement. Terms set forth in any Purchase Order, acknowledgement thereof, or other document delivered by either party to the other party related to any Product ordered or delivered hereunder that are in addition to, inconsistent with or different from the terms set forth in this Supply Agreement shall be of no effect, and the agreed upon terms of this Supply Agreement shall govern.

2.3 Purchase Obligation. Except as explicitly stated to the contrary in Sections 3.21 and 7.1 and in Article 4 or in the Collaboration Agreement, this Supply Agreement shall impose no obligation on Siemens to purchase any Product from UBI, nor convey to Siemens any right to manufacture or have manufactured any Product. Except as provided in Sections 3.21 and 7.1 or in the Collaboration Agreement, should Siemens desire to purchase any Product, UBI shall sell exclusively to Siemens, and Siemens shall purchase exclusively from UBI, the quantities of such Product contained in Siemens’ Purchase Orders which will be issued from time to time during the Term, subject to the terms and conditions of this Supply Agreement; provided, however, that Siemens acknowledges that UBI retains the right, subject to the terms and conditions of the Collaboration Agreement:

(a) to make, have made, use, sell, have sold, offer for sale, and import PT/INR *[REDACTED] test strips solely in Field 2 and/or outside of the Field that (i) use neither HHS Technology nor HHS Inventions and (ii) are not covered by any Siemens Background IP or Proprietary Rights of Siemens GmbH, including HHS Inventions and Proprietary Rights therein; and

(b) to grant any UBI Affiliate or Third Party a license to engage in any of the activities described in the preceding subparagraph (a).

3.	AGREEMENT TO MANUFACTURE; MANUFACTURING RESPONSIBILITIES.

3.1 Siemens-Authorized Supplier. A pre-condition of this Supply Agreement is that UBI must become a Siemens-authorized supplier, which means meeting and maintaining specific quality, supplier, manufacturing and service standards required of all Siemens suppliers as outlined in the QAA, attached as Exhibit C and Siemens’ “Click-4-Suppliers” tool. In the event of any conflict between the terms of this Supply Agreement and the terms of the QAA, the terms of this Supply Agreement shall prevail.

3.2 Specifications; Labeling.

(a) UBI will manufacture each Product to the applicable Specifications using the manufacturing processes as they exist as of Process Validation for such Product, with such subsequent changes thereto as may be made in compliance with Section 3.7 hereof (the “Process”). UBI also agrees to comply with the QAA. Prior to commencing manufacture of each Product, the Parties shall review and mutually approve the final manufacturing process to be used for the initial shipment of that Product hereunder.

(b) UBI shall be responsible for calibration of each lot of Product using the calibration process forming part of the Process. Calibration parameters for each lot will be converted by UBI into a barcode that is incorporated into vial labeling and provided with the lot along with the batch release certificate and/or sent to Siemens electronically. Calibration will be conducted by UBI at UBI’s sole expense in accordance with the process set forth in Exhibit G.

(c) UBI shall be responsible for labeling and packaging Products and shall supply Products to Siemens in final packaging ready to be shipped to customer. UBI will supply Product in sealed vials, each containing 25 strips, packed in cartons. UBI shall be responsible for labeling the strips, vials, and cartons (including strip and vial barcodes and printed cartons) and packaging vials into cartons with instructions for use and any other inserts agreed between the parties. The cartons shall be packed in appropriate shipping containers in accordance with Section 4.8 hereunder. All labeling and packaging of each Product shall be done by UBI in accordance with the packaging and labeling specifications for such Product established by mutual written agreement of the parties at the completion of development activities for such Product under Articles 2, 3 and 4 of the Collaboration Agreement, subject to amendment from time to time as mutually agreed by the parties in writing.

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(d) To assist UBI with establishing a vial labeling and packaging capability in Rowville, Siemens shall, by October 30, 2012:

(i) provide *[REDACTED] in financial assistance to UBI for the purchase, installation and commissioning of a pressure decay tester for establishment at UBI’s Rowville facility and meeting UBI’s required specifications and suitable for anticipated production volumes, for use in checking vials for leaks prior to shipment. UBI shall supply Siemens with proof of payment and refund to Siemens any overpayment if the pressure decay tester purchase, installation and commissioning is less than * [REDACTED]. UBI may use the pressure decay tester acquired pursuant to this Section 3.2(d)(i) for checking vials produced for other UBI partners or for UBI’s own account; and

(ii) pay to UBI the sum of *[REDACTED] to assist with the costs of labeling and packaging aids, equipment set-up and quality assurance process validation.

UBI shall be solely responsible for maintenance and repair of the pressure decay tester, and for handling warranty claims with respect to the pressure decay tester. Personal injury or property loss arising from the operation of the pressure decay tester at UBI’s facility shall be the sole responsibility of UBI. Upon expiration or termination of this Agreement, UBI shall pay Siemens the depreciated value of the pressure decay tester at that time (which shall be pro-rated in the event that the price paid by UBI for the pressure decay tester exceeded *[REDACTED].

3.3 Batch Release. UBI will provide to Siemens, or to an agreed upon notified body for products designated as Annex II by Directive 98/79/EC, copies of batch release documents, in English, for the initial shipment of each Product manufactured hereunder, or samples from such initial batch(es) to be tested by the notified body if required under the CE mark, prior to releasing the first shipment of each Product to Siemens hereunder.

3.4 Regulatory Matters. Siemens shall be solely responsible for obtaining and maintaining all regulatory approvals required for marketing, sale and distribution of Products in all countries in which Siemens engages in such activities. UBI shall provide Siemens all reasonable and necessary documentary and advisory assistance to Siemens in its efforts to obtain and maintain such regulatory approvals at no charge.

3.5 Siemens Raw Material. Siemens will supply, directly or through an Affiliate, HHS-Supplied Materials to UBI for UBI to use exclusively in the development (pursuant to the Collaboration Agreement) and manufacture of Products for Siemens hereunder. UBI shall give Siemens a *[REDACTED] lead time to supply HHS-Supplied Materials. *[REDACTED]. UBI shall use HHS-Supplied Materials only for the development and production of Products, unless Siemens specifically and previously authorizes UBI in writing that a different source of these materials may be used in the manufacture of Products for Siemens. UBI shall not use HHS-Supplied Materials for any purposes other than the development and production of Products for Siemens. No other rights, by implication, estoppel or otherwise, are granted under the HHS Technology to UBI under this Supply Agreement or the Collaboration Agreement. The HHS Technology shall remain the exclusive property of Siemens GmbH. Upon Siemens’ request, UBI shall provide in writing detailed information about the disposition of each lot of

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

*[REDACTED] supplied to UBI under this Supply Agreement. UBI shall not transfer, disclose or otherwise make available the HHS Technology or parts of it or any HHS Invention to any Third Party without the prior express written consent of Siemens GmbH. If, in the course and as a result of UBI’s performance of activities under the Collaboration Agreement or this Supply Agreement, an HHS Invention has been made, UBI shall promptly notify Siemens and Siemens GmbH in writing of the same (with such notice to provide reasonable details to enable Siemens GmbH to practice such HHS Invention and, if applicable, to file for patent protection). Notwithstanding anything to the contrary in this Supply Agreement or in the Collaboration Agreement, HHS Inventions (including all Proprietary Rights therein) shall be deemed to constitute Siemens Background IP for all purposes under the Collaboration Agreement, and the respective provisions in the Collaboration Agreement relating to Siemens Background IP are incorporated by reference herein and shall apply to HHS Inventions. Without limiting the generality of the foregoing, Siemens GmbH shall own the sole and exclusive right, title and interest in and to such HHS Inventions and any and all Proprietary Rights in such HHS Inventions as of the date such HHS Invention is made. UBI shall assign to Siemens GmbH all right, title and interest in and to the HHS Inventions and any and all Proprietary Rights in such HHS Inventions. To the extent that any such rights do not vest automatically in Siemens GmbH pursuant to this Supply Agreement, UBI shall promptly assign all title, rights, and interest in and to such rights to Siemens GmbH. UBI shall ensure that any person engaged by UBI in the activities described in the Collaboration Agreement or this Supply Agreement promptly assigns her/his transferable rights in relation to HHS Inventions and any and all Proprietary Rights in such HHS Inventions to UBI for UBI to assign such rights to Siemens GmbH in accordance with the above provisions. Upon termination or expiration of this Supply Agreement, UBI shall promptly cease using the HHS Technology and HHS Inventions, and any and all Proprietary Rights in such HHS Inventions, and shall return to Siemens or, upon Siemens’ written request, destroy any remaining HHS-Supplied Materials in UBI’s possession.

The respective rights and obligations of Siemens, Siemens GmbH and UBI with respect to inventions and improvements arising from UBI’s use of HHS Technology, whether before or after the Effective Date, including all Proprietary Rights therein, are exclusively those set forth in this Supply Agreement (including, without limitation, the provisions of the Collaboration Agreement that are incorporated by reference in this Supply Agreement) and the HHS Letter.

3.6 Escrow. Siemens acknowledges that UBI considers the Manufacturing Know-How to be UBI’s valuable confidential and proprietary information and that UBI desires to avoid disclosure of same except as part of an orderly transition of manufacturing responsibility as expressly set forth in Section 3.21. At the same time, however, UBI acknowledges that the availability of the Manufacturing Know-How is critical to Siemens in the conduct of its business related to the Products and that, under certain limited circumstances (detailed in Section 1.11) in which the orderly transition contemplated by Section 3.21 is not practicable, Siemens will require access to the Manufacturing Know-How. Accordingly, UBI and Siemens desire to establish a secure escrow of the Manufacturing Know-How for each Product with a Third Party escrow service provider (the “Escrow Agent”) to provide for the retention and administration of, and Siemens’ controlled access to, such Manufacturing Know-How, pursuant to a three-party technology escrow agreement among Siemens, UBI and the Escrow Agent (the “Escrow Agreement”) to be entered into within six (6) months after the first delivery of such Product. The Escrow Agent will be proposed by Siemens, and approved by UBI. Siemens will be responsible for all amounts charged by the Escrow Agent.

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(a) Initial Deposit; Updates. Not later than 12 months after the first shipment of each Product hereunder, UBI agrees to place all then-existing Manufacturing Know-How for such Product in escrow with the Escrow Agent. UBI shall update the Manufacturing Know-How for each Product on an annual basis thereafter during the Term to include all additional or revised Manufacturing Know-How as is necessary to make the escrowed Manufacturing Know-How for such Product complete as of such date. All such updated deposits shall be subject to the provisions of this Section 3.6 to the same extent as the initial deposit, and all references in this Supply Agreement to the Manufacturing Know-How shall include the initial Manufacturing Know-How and any updates thereto.

(b) Release of Manufacturing Know-How. The parties agree, and the Escrow Agreement shall provide, that Escrow Agent shall be authorized to release all the Manufacturing Know-How to Siemens or its designee upon notification by Siemens or UBI to Escrow Agent that an Escrow Release Condition has been satisfied. The Escrow Agreement shall contain commercially reasonable and customary provisions regarding resolution of disputes as to whether an Escrow Release Condition has been satisfied. The parties acknowledge that the Manufacturing Know-How may include UBI Background IP, UBI Collaboration IP and/or Joint Collaboration IP, and the parties agree that the provisions of Article 9 of the Collaboration Agreement relating to UBI Background IP are incorporated by reference herein and shall apply to the UBI Background IP, UBI Collaboration IP and/or Joint Collaboration IP contained in Manufacturing Know-How. Without limiting the generality of the foregoing, UBI shall at all times remain the sole and exclusive owner of that portion of the Manufacturing Know-How that constitutes UBI Background IP or UBI Collaboration IP, and the parties shall at all times remain the joint owners of that portion of the Manufacturing Know-How that constitutes Joint Collaboration IP, in each case, notwithstanding any release of the Manufacturing Know-How to Siemens, subject, in each case, to the licenses granted pursuant to the Collaboration Agreement.

(c) Right to Use Following Release. Upon release of the Manufacturing Know-How in accordance with this Section 3.6, Siemens shall have the right to use the Manufacturing Know-How solely for the purpose of exercising the licenses granted to Siemens pursuant to Section 8.1.1(c) of the Collaboration Agreement as applicable to Products only, subject to the terms and conditions of the Collaboration Agreement, including, without limitation, the obligation to pay Per-Strip Fees and bonus payments to UBI in accordance with Sections 7.2 and 7.3, respectively, of the Collaboration Agreement. All Manufacturing Know-How shall be deemed the Confidential Information of UBI, and shall be deemed to have been disclosed to Siemens by UBI (and not by a Third Party), for purposes of Article 9 of this Supply Agreement.

3.7 Changes to Manufacturing or Product Design.

(a) Major Changes. Subject to Section 3.7(c) below, after Process Validation or approval of the Specifications for the initial shipment of each Product hereunder in accordance with the terms of the Collaboration Agreement, as applicable (individually and collectively, “Validation”), no Major Change shall be made except upon mutual written agreement of the parties. Either party may propose a Major Change by delivering a Change Order with respect thereto to the other party, and the parties shall promptly discuss such proposed Major Change in good faith, giving reasonable consideration to the proposing party’s reasons for proposing the Major Change and, if applicable, the other party’s reasons for objecting to such Major Change. A Change Order with all Siemens and UBI signature boxes approved is the only recognized authorization of a Major Change. UBI shall involve and cooperate with Siemens manufacturing and quality personnel in implementing any approved Major Change. The parties shall negotiate in good faith as to how the reasonable costs for implementing a Change Order will be allocated between the parties; provided, however, that UBI shall be solely responsible for (i) the costs of implementing a Change Order that is necessary to correct a breach of a Product Warranty, and (ii) the costs of making a mutually-agreed modification to a Product or the manufacturing process therefor that is necessary to avoid actual or alleged infringement of issued Patents of a Third Party, where the infringement sought to be avoided by making such modification meets the criteria set forth in both subparagraph (a) and subparagraph (b) of Section 9.6 of the Collaboration Agreement. The parties acknowledge that a Major Change may affect UBI’s cost of manufacture of the Product and therefore require an appropriate amendment of the Product prices set forth in Exhibit B. Any such change to the Product prices set forth in Exhibit B shall be subject to good faith negotiation (including disclosure by UBI of relevant current and anticipated future cost information relating to such change, new source qualification and/or strategic sourcing activities) and mutual written agreement of the parties. Subject to the foregoing, neither party shall unreasonably withhold its approval of any Major Change.

(b) Other Changes. After Validation, in addition to the requirements for Major Changes set forth in Section 3.7(a), and subject to Section 3.7(c) below, UBI agrees not to make any other change of any Product manufacturing facility (other than manufacturing location changes, which shall be governed by Section 3.7(c)) or Third Party supplier, component, or raw material which differs from those processes, facilities, suppliers, components or materials being used or contemplated for use to produce Products at the time of Validation (“Other Changes”), without Siemens’ prior written approval, not to be unreasonably withheld or delayed. Without limiting the generality of the foregoing, after Validation, Siemens’ prior written approval (not to be unreasonably withheld or delayed) will be required for UBI to (i) obtain supply of any CRM from a Third Party other than UBI’s Third Party supplier of such CRM as of Validation, and (ii) subcontract any Product production process to any Third Party contractor other than UBI’s Third Party contractor for such production process as of Validation. However, the parties acknowledge that requiring Siemens’ prior written approval for each individual Other Change, regardless of its significance or insignificance, is inefficient and could result in Failures to Supply. Accordingly, no later than initiation of production of the initial shipment of each Product hereunder, the parties shall use commercially reasonable efforts to identify and in good faith reach mutual written agreement regarding specific Other Changes, or categories thereof, that may be made without Siemens’ prior written approval but with written notice to Siemens (“Non-Major Changes”), including (i) specific Non-Major Changes, or categories thereof, for which UBI must deliver notice to Siemens prior to implementation, (ii) specific Non-Major Changes, or categories thereof, for which UBI may deliver notice after implementation, and (iii) the applicable notice period for each such Non-Major Change, or category thereof.

(c) Manufacturing Location Changes.

(i) Should UBI decide that it wishes to change the location of its Product manufacturing facilities, UBI shall provide Siemens with as much prior written notice thereof as practicable, and, at Siemens’ request, the parties shall discuss in good faith UBI’s reasons for such location change and the potential impact of such location change. Siemens acknowledges that UBI has the right to change the location of its Product manufacturing facilities without Siemens’ approval; provided, however, that (A) under no circumstances may UBI change the location of its Product manufacturing facilities to a country that is subject to embargoes, sanctions or similar trade restrictions imposed by foreign governments that would prohibit or restrict Siemens from importing Products manufactured in such country or from selling Products imported from such country, and (B) UBI shall involve and cooperate with Siemens manufacturing and quality personnel in implementing such change in location of UBI’s Product manufacturing facilities.

(ii) UBI shall continue to operate its original facility until each Product from the replacement facility has been registered in all countries in which Siemens will sell Products, unless Siemens otherwise agrees in writing.

(iii) If UBI chooses to change the location of its Product manufacturing facilities, UBI shall reimburse Siemens for all reasonable and documented external costs incurred by Siemens as a direct result of activities surrounding relabeling or re-registering Product in any and all countries in which such relabeling or re-registration is necessitated by such relocation; provided, however, that UBI’s aggregate reimbursement obligation in connection with such relocation shall in no event exceed the applicable amount specified below:

(1) *[REDACTED] in the case of relocation of UBI’s manufacturing facilities to a location within Greater Melbourne;

(2) *[REDACTED] in the case of relocation of UBI’s manufacturing facilities to a location in Australia outside of Greater Melbourne; or

(3) *[REDACTED] in the case of relocation of UBI’s manufacturing facilities to a location outside of Australia.

(iv) Siemens shall invoice UBI for reimbursable costs under Section 3.7(c)(iii) within 60 days of cost incurrence by Siemens (including applicable supporting documentation).

(v) In the event of any such manufacturing location change, Siemens shall have the right to inspect the new site to verify that UBI has replicated the manufacturing process for all process-critical functions.

(vi) Notwithstanding the foregoing provisions of this Section 3.7(c), UBI shall have no obligation to reimburse any costs incurred by Siemens in connection with installation of a new Product line at a Siemens-designated facility pursuant to Section 3.22.

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(d) Manufacturing Readiness.

(i) During the validation phase and before M290 of Siemens’ product development process for each Product, UBI will provide a manufacturing validation and readiness report in a format acceptable to Siemens.

(ii) Before commencing manufacturing of each Product, the parties shall conduct a joint manufacturing readiness review at UBI’s Product manufacturing facility. During such review, the parties shall review all documents and information necessary for UBI to deliver such Product conforming to its Specifications.

3.8 Testing. UBI shall test, or have a Third Party test, Product in accordance with SOPs. As of the Effective Date, the parties do not anticipate that Siemens will supply any test equipment to UBI, or have UBI design and fabricate any test equipment that, in each case, is to be used for testing Product. However, if Siemens does supply any such test equipment to UBI, or have UBI design and fabricate any such test equipment, the requirements and schedule for maintaining and calibrating such equipment, and responsibility for the costs thereof, shall be mutually agreed by the parties in writing. UBI shall modify such test equipment as any Change Order may require or as mutually agreed upon process changes require. Siemens and UBI shall mutually agree how UBI shall be compensated for making such modification.

3.9 Traceability. UBI agrees that the Material content of each Product delivered to Siemens will have clear traceability to the original Material manufacturer, except in the case of common laboratory reagents and other chemicals. UBI shall not purchase Materials (other than common laboratory reagents and other chemicals) from secondary sources, such as brokers, without the prior written approval of Siemens.

3.10 Retention Samples and Lot Numbers. UBI will hold reference and/or retention samples from each batch of Product and from each delivery of a batch of starting material (other than solvents, gases or water used in the manufacturing process) for each lot of Product manufactured under this Supply Agreement in accordance with UBI’s Quality Management System. UBI shall also assign lot numbers to Product manufactured hereunder in accordance with UBI’s Quality Management System.

3.11 Material Purchases and Supply Chain Management. UBI is responsible for planning, purchasing, quality assurance and payment for all Materials in accordance with this Supply Agreement, including the QAA. UBI agrees to take primary responsibility to resolve all material, technical and quality issues related to its suppliers of Materials and to use commercially reasonable efforts to resolve these issues in a timely manner and in accordance with this Supply Agreement. UBI shall use commercially reasonable efforts to manage component obsolescence to prevent disruption of supply. UBI shall promptly notify Siemens of any anticipated material or component shortages. Siemens acknowledges that, in ordering Materials, UBI will rely on the binding portions of the forecasts submitted pursuant to Section 4.5(a) and on Purchase Orders submitted by Siemens and accepted by UBI under Section 4.1.

3.12 Inventory Requirements. UBI will maintain sufficient supply of Products in work-in-process and/or finished goods inventory and of raw material inventory, based on Siemens’ Purchase Orders and forecasts, to support UBI’s commitments set forth in Section 4.5(a) and the service obligations set forth in Section 4.13 and a unit forecast and commitment provision.

3.13 Supply of Critical Raw Materials. Critical Raw Materials (“CRM”) are irreplaceable Materials necessary to manufacture a Product. The CRM shall be stored in controlled conditions at UBI in accordance with SOPs. Prior to the date at which validation of the final manufacturing process for a Product is achieved, UBI and Siemens shall mutually agree in good faith to a list of CRMs and a plan for back-up storage of a safety stock of each CRM, and UBI agrees to explore the feasibility of such storage at the facility of UBI’s supplier of each CRM, such storage by suppliers to be at UBI’s sole expense. Once the list of CRMs and plan for back-up storage of a safety stock of each CRM for Product is mutually agreed by the parties, if Siemens imposes extraordinary and/or additional storage requirements post-Validation, the parties shall discuss in good faith the allocation of responsibility for costs. Once a plan is agreed to and implemented by Siemens and UBI, UBI will certify that, during the shelf life of the safety stock of CRM, such CRM is suitable to produce Product in the event of damage to the supply of CRM in the primary, on-site location. If the Manufacturing Know-How is released to Siemens pursuant to Section 3.6, at such time as Siemens (or its Affiliate or Third Party designee) assumes sole responsibility for the manufacture of Product pursuant to Section 3.21, or in the event of Persistent Supply Failure, then, in each case, UBI shall make such safety stock available to Siemens as required to produce Product, subject to reimbursement by Siemens to UBI of the cost of such safety stock plus shipping costs.

3.14 Disaster Recovery Plan; Risk Management Plan. Within 30 days after validation of the final manufacturing process to be used for the initial batch of a Product hereunder, UBI shall make available to Siemens for review a disaster recovery/contingency manufacturing plan and a risk management plan to support Siemens’ Product requirements in the event of a Force Majeure event. Siemens may propose commercially reasonable changes to such plans, and UBI shall consider in good faith incorporating such proposed changes.

3.15 Supply Interruption. UBI shall pursue commercially reasonable efforts to manufacture and supply each Product and, under a Failure to Supply condition, to take all commercially reasonable steps to mitigate interruption of supply of such Product to Siemens, and Siemens shall provide reasonable cooperation and consultation to UBI in connection therewith. Without limiting the generality of the foregoing:

(a) If *[REDACTED] Failures to Supply occur in any period of *[REDACTED] (with the understanding that multiple Failures to Supply Products specified in a single Purchase Order shall be considered a single Failure to Supply for purposes of this Section 3.15(a)) and at either party’s request, UBI and Siemens shall promptly (and in any event within 30 days after the * [REDACTED]) convene a meeting of their respective quality and other representatives to discuss the causes of such Failures to Supply and potential steps to be taken to address the causes of such Failures of Supply or otherwise to reduce the risk of future Failures to Supply.

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(b) Subject to Section 3.15(c):

(i) if at any time UBI anticipates a future condition or event which for any reason (including an end of life condition for any Product material) is likely to result in a Failure To Supply situation or prevent the timely supply of Product in accordance with this Supply Agreement, UBI shall give written notice to Siemens promptly after UBI first anticipates such future condition or event and as far in advance of the anticipated occurrence thereof as practicable; and

(ii) if at any time UBI experiences a condition or event which for any reason (including an end of life condition for any Product material) is likely to result in a Failure To Supply situation or prevent the timely supply of Product in accordance with this Supply Agreement, UBI shall give written notice to Siemens of the occurrence of such condition or event within 24 hours, or as promptly as practicable, after the occurrence thereof.

In either case, UBI will promptly advise Siemens of the nature and probable duration of such condition or event and the nature, timing and anticipated effect of remedial actions being undertaken or planned by UBI to prevent, mitigate, reverse, eliminate and/or otherwise address such condition or event. Siemens shall provide reasonable cooperation and consultation to UBI in connection therewith.

(c) In the case of a Force Majeure event that results or is likely to result in a Failure to Supply situation or other failure to timely supply Products (including, without limitation, in the circumstances described in Section 1.11(e) hereof), UBI shall, as promptly as reasonably practicable under the circumstances, provide written notice of such Force Majeure event to Siemens, including the nature of such event or condition, and, to the extent known to UBI at such time, the probable duration of such event or condition, remedial actions being undertaken, planned or evaluated by UBI, and the timing and anticipated effect of such remedial actions. As promptly as practicable after UBI delivers any such notice, appropriate representatives of the parties (including, but not limited to, their quality representatives) shall consult with each other regarding the foregoing matters in good faith. In addition, except as set forth in Section 3.15(c)(ii) below, as promptly as practicable, and in any event within 90 days after delivery of such notice, UBI shall deliver to Siemens a plan and timeline for remedial actions to be taken by UBI (a “Remediation Plan”), which plan shall be subject to Siemens’ approval (such approval not to be unreasonably withheld, conditioned or delayed), and Siemens shall promptly, and in any event within 30 days, after Siemens’ receipt of the Remediation Plan, review and consider such Remediation Plan reasonably and in good faith and respond to UBI in accordance with either Section 3.15(c)(i) or Section 3.15(c)(iii) below (as applicable).

(i) If UBI proposes and Siemens approves (such approval not to be unreasonably withheld, conditioned or delayed) such Remediation Plan within 30 days after UBI’s delivery thereof to Siemens, UBI shall use commercially reasonable efforts to implement such Remediation Plan on the timeline specified therein and shall keep Siemens manufacturing and quality personnel regularly informed of the progress and results of such implementation.

(ii) If, as a result of consultation between UBI and Siemens as described in the first paragraph of this Section 3.15(c), the parties mutually agree in good faith that remedial actions by UBI are infeasible due to the magnitude or anticipated duration of such Force Majeure event, or are likely to require more time to implement than would effecting a Manufacturing Know-How and technology transfer to Siemens, then the parties shall promptly effect such Manufacturing Know-How and technology transfer to Siemens either pursuant to Section 3.6 or pursuant to Section 3.21, as agreed by the parties, provided that if the parties are unable to agree on which of such sections will apply within 30 days of agreeing that Manufacturing Know-How and technology transfer should be effected, then Siemens shall have the deciding vote.

(iii) If UBI delivers a Remediation Plan to Siemens as described in Section 3.15(c), but Siemens, acting reasonably and in good faith, determines to reject such Remediation Plan, then (A) Siemens shall deliver written notice to UBI of such rejection within 30 days after UBI’s delivery of the Remediation Plan to Siemens, which notice shall include a reasonably detailed description of the basis for such rejection by Siemens, and (B) the Escrow Release Condition set forth in Section 1.11(e) hereof shall be deemed to have occurred, and Siemens may exercise its rights under Section 3.6.

3.16 Code of Conduct and Corporate Responsibility. The provisions of Article 15 and Annex 15.1 of the Collaboration Agreement are hereby incorporated by reference in this Supply Agreement.

3.17 Supply Chain Security. Siemens supports internationally recognized initiatives to secure the commercial supply chain (e.g., C-TPAT, WCO SAFE Framework of Standards) so as to assure freight and or merchandise is not compromised contrary to law. Therefore, UBI must implement reasonable security control standards to ensure integrity and correctness of merchandise and accompanying commercial documentation relative to Siemens’ transaction. UBI must reasonably address the following disciplines when delivering merchandise to Siemens:

(a) Procedural Security: Procedures should be in place to protect against unmanifested material being introduced into the supply chain.

(b) Physical and Access Security: UBI’s facilities should be safeguarded to resist unlawful entry and protect against outside intrusion. Adequate measures should be considered for positively identifying employees, visitors, and vendors and to prevent unauthorized access to information technology systems.

(c) Education and Training Awareness: A security awareness program should be provided to employees covering cargo integrity, determining and addressing unauthorized access and communication protocols for notifying policing agencies when suspected or known illegal activities are present.

(d) Conveyance Security: UBI should implement reasonable steps to protect against the introduction of unauthorized personnel and material in conveyance (e.g., containers, trucks, drums, etc.) destined to Siemens.

(e) Notification: If as a result of facilitating a shipment to Siemens, UBI suspects a supply chain security breach or concern after the dispatch from its facility, the UBI is obligated to notify Siemens immediately.

3.18 Requirements For Country Of Manufacture Marking And Other Documentation. Siemens shall be solely responsible for any required marking of Product with the country of manufacture, in accordance with U.S. Customs regulations and other applicable laws.

3.19 Environmental Protection; Duties to Declare. Should UBI deliver legally permissible products, which are, however, subject to statutorily-imposed substance restrictions and/or information requirements (e.g., REACH, RoHS), UBI shall declare such substances in the web database BOMcheck (www.BOMcheck.net) or in a reasonable format provided by Siemens no later than the date of first delivery of Product. The foregoing shall only apply with respect to laws which are applicable at the registered seat of UBI. Furthermore, UBI shall also declare all substances which are set out in the list of “Siemens Declarable Substances”, attached as Exhibit E, applicable at the time of delivery in the manner described above.

3.20 Supply Chain Logistics. UBI agrees to establish cross functional teams with Siemens to work out logistics and implementation plan for supply chain optimization. Siemens shall be responsible for determining logistics for shipment of Products.

3.21 Rights To Manufacture Product. UBI grants Siemens an option, exercisable as set forth below, to manufacture Products. Siemens may exercise this option: (a) in the event of Persistent Supply Failure with respect to any Product; or (b) at any time after Siemens has purchased an aggregate of *[REDACTED] of Product under this Supply Agreement (for the sake of clarity, if the total volume of all Products purchased under the Supply Agreement added together is *[REDACTED] or greater, the threshold has been met) (i) for any reason or no reason upon at least 12 months’ notice to UBI, or (ii) in the event that Control of UBI passes to any Listed Company (defined below), effective immediately upon written notice to UBI given no later than 30 days after the first public announcement of such Listed Company’s acquisition of Control of UBI. For purposes of this Section 3.21, “Listed Company” shall mean any of the companies identified in Exhibit F hereto. Siemens may request by written notice to UBI that a company not initially listed in Exhibit F be added as a Listed Company, which notice must set forth reasonable justification for such addition, including, at a minimum, an explanation of the new or changed circumstances that have made the proposed company a significantly greater competitive threat to Siemens than it was as of the Effective Date. UBI shall consider such request in good faith and shall not unreasonably withhold its consent to such addition. If the parties mutually agree to such addition, such addition shall become effective 12 months after such mutual agreement.

Should Siemens exercise the option, the parties shall negotiate in good faith a separate written transition agreement setting forth the parties’ respective rights and obligations with respect to Manufacturing Know-How and technology transfer for the Products and Siemens’ reimbursement and payment obligations in connection therewith. UBI will assist Siemens in the transfer of Manufacturing Know-How necessary to enable Siemens to make, sell, have made and

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

have sold, the Products. Siemens will reimburse UBI’s reasonable costs associated with the know-how transfer, and, except in the case of Siemens’ exercise of the option in the event of Persistent Supply Failure, documented costs associated with the manufacturing shutdown at UBI (e.g., staff redundancy, early termination of suppliers, cost of stock on hand that is not acquired by Siemens in connection with the manufacturing technology transfer), provided that the reimbursement associated with the manufacturing shutdown shall not exceed US$5,000,000. Siemens shall have the right to use the Manufacturing Know-How solely for the purpose of exercising the licenses granted to Siemens pursuant to Section 8.1.1(c) of the Collaboration Agreement as applicable to the Products only for so long as such licenses remain in effect, subject to the terms and conditions of the Collaboration Agreement, including, without limitation, the obligation to pay Per-Strip Fees and bonus payments to UBI in accordance with Sections 7.2 and 7.3, respectively, of the Collaboration Agreement.

3.22 Placement of UBI’s Manufacturing Line for Product. UBI will give prompt notice to Siemens if UBI decides to install an additional manufacturing line dedicated solely to Product. [Within 30 days of receiving notice, Siemens may direct that said line be placed at a facility of Siemens’ choice, in which event the parties will negotiate in good faith a separate written transition agreement setting forth (a) the parties’ respective rights and obligations with respect to the installation, operation, maintenance and ownership of the line during and after the Term, and (b) appropriate adjustments to the Product pricing to reflect differences (if any) between the costs (including, without limitation, labor costs) of manufacturing Products at the Siemens facility where such line will be installed and the costs of manufacturing Products at UBI’s facility. However, only notice will be required if UBI determines to install (and nothing in the Supply Agreement will prevent UBI from installing) at UBI’s facilities additional strip manufacturing capacity that UBI intends to use for both Product and other products that UBI manufactures.

If UBI places a Product manufacturing line at Siemens’ selected facility, such Product manufacturing line will continue to be the property of UBI during the Term. Upon the expiration or earlier termination of this Supply Agreement, Siemens, at its option, may purchase from UBI said additional line at its depreciated value. UBI will train Siemens personnel in the operation of the line. Siemens shall reimburse UBI for the costs of training. UBI will supply Siemens with contact information of suppliers of parts and services necessary for the upkeep of the line.

4.	COMMERCIAL TERMS AND PRICING.

4.1 Purchase Orders. Siemens may order Products by issuing Purchase Orders to UBI at least *[REDACTED] prior to the desired Delivery Date, and UBI shall sell Products to Siemens pursuant to such Purchase Orders, subject, in each case, to the terms of this Supply Agreement.

(a) Purchase Orders may be delivered to UBI by any reasonable means, including, but not limited to, postal delivery, courier delivery, facsimile transmission, and electronic mail, provided that Siemens shall first have confirmed with UBI the applicable mailing address, facsimile number, and/or electronic mail address to which Purchase Orders are to be submitted. Each Purchase Order shall set forth the Siemens facsimile number and/or electronic mail address to which UBI shall direct any questions, confirmations or other communications regarding such Purchase Order contemplated by Sections 4.1, 4.2 and 4.3.

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(b) UBI will confirm receipt and acceptance of each Purchase Order submitted by Siemens that meets the conditions specified in this Supply Agreement within five (5) Business Days of receipt. If Siemens wishes to submit a Purchase Order that departs in any respect from the conditions specified in this Agreement (a “Non-Standard Order”) (by way of example only, a Purchase Order for a quantity of a Product that exceeds UBI’s commitments for such Product under Section 4.5(a)), Siemens shall first notify UBI of the details of Siemens’ proposed Non-Standard Order, and the parties shall promptly discuss the same in good faith. Siemens shall not submit any Non-Standard Order unless and until such time as the parties have mutually agreed to the conditions of such Non-Standard Order. UBI is under no obligation to accept any Non-Standard Order.

4.2 Information in Purchase Orders. Purchase Orders issued under this Supply Agreement shall contain the following information:

(a) The quantity of each Product to be shipped.

(b) The then-applicable Supply Price(s) for such Product(s).

(c) The desired Delivery Date, which shall be at least *[REDACTED] after the date such Purchase Order is submitted to UBI.

(d) Purchase Order number.

(e) The Siemens facsimile number and/or email address to which UBI shall direct any questions, confirmations or other communications.

In addition, the parties agree to use reasonable efforts to reference this Supply Agreement in Purchase Orders issued pursuant hereto; however, this Supply Agreement shall apply to any Purchase Order for any Product regardless of whether such reference shall have been placed on the Purchase Order.

4.3 Discrepancy in Quantity. Purchase Orders and forecasts for each Product will be expressed in multiples of *[REDACTED]. For PT/INR Product, until such time as the total volume of PT/INR Product purchased by Siemens from UBI exceeds *[REDACTED] in a Siemens fiscal year, each Purchase Order submitted by Siemens for PT/INR Product shall be for a minimum of *[REDACTED]. Within 30 days after validation of the final manufacturing process to be used for the initial shipment of each Product hereunder, UBI shall notify Siemens of the approximate lot size, expressed as a number of strips. Siemens acknowledges that actual lot sizes will vary from run to run and that, while UBI shall use commercially reasonable efforts to ship the quantity of Product ordered by Siemens and will ship at least the quantity of Product ordered by Siemens, the actual number of strips in any lot may exceed the approximate lot size notified by UBI to Siemens as set forth above. For clarity, UBI shall have no obligation to deliver to Siemens, and Siemens shall have no obligation to accept or pay for, any such excess strips. Should UBI be unable to ship at least the quantity of Product ordered, UBI shall so notify Siemens in writing within three (3) Business Days of becoming aware of such discrepancy.

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

4.4 Purchase Orders Accepted Prior to Expiration or Termination. After this Supply Agreement otherwise terminates or expires, the provisions of this Supply Agreement shall continue to apply to any Purchase Orders issued and accepted during the Term.

4.5 Supply.

(a) Rolling Forecasts. Siemens will provide a rolling twelve-month forecast to UBI by the end of each month. The * [REDACTED] of each forecast shall be a non-cancelable, legally binding commitment on the part of UBI to manufacture and supply, and on the part of Siemens to purchase, the quantity of each Product set forth therein. Unless otherwise mutually agreed by the parties in writing, the *[REDACTED] of each forecast shall be a non-cancelable, legally binding commitment on the part of UBI to manufacture and supply, and on the part of Siemens to purchase, the quantity of each Product set forth therein. The *[REDACTED] of each forecast shall be a non-cancelable, legally binding commitment on the part of UBI to manufacture and supply up to * [REDACTED]% of the quantity of each Product set forth therein, and on the part of Siemens to purchase at least *[REDACTED]% the quantity of each Product set forth therein. The *[REDACTED] of each forecast shall be non-binding on either party. To illustrate:

•	By the end of September, Siemens will submit a twelve month forecast for the months of October through the next September.
•	[The forecast quantities for the months of *[REDACTED] and, unless otherwise agreed by the parties in writing, * [REDACTED] are binding on both parties.
•	Siemens is committed to purchase *[REDACTED] of the *[REDACTED] forecast, and UBI must be able to increase its supply in *[REDACTED] by *[REDACTED] of the forecast for such month.
•	The forecasts for *[REDACTED] through *[REDACTED] shall be non-binding on both parties.

For the month in which Siemens wishes to receive the initial shipment of each Product (“Initial Shipment Month”), Siemens will provide an abridged *[REDACTED] binding forecast *[REDACTED] before the Initial Shipment Month. The *[REDACTED] forecast will include forecasted volumes for *[REDACTED]. The first of the rolling twelve-month forecasts described above will be submitted by the end of the month preceding the Initial Shipment Month.

(b) Delivery Times. UBI shall use all commercially reasonable efforts to deliver Product on the Delivery Date set forth in each accepted Purchase Order, subject to Siemens’ compliance with its forecasting obligations and provided that such Delivery Date is at least *[REDACTED] after the date such Purchase Order is submitted to UBI. In the event that UBI believes it will not meet any such specified Delivery Date, UBI shall notify Siemens as soon as reasonably possible of the delay and the reasons therefor and use commercially reasonable efforts to minimize such delay.

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

4.6 Pricing.

(a) The prices for each Product shall be based on annual volume of such Product ordered (i.e., covered by Purchase Orders) during each Supply Year (defined below) as set forth in Exhibit B, subject to adjustment in accordance with this Section 4.6. For each 12-month period beginning on October 1 (each, a “Supply Year”) during the Term (except in the case of the period from and including the Initial Shipment Month to September 30 of the calendar year in which the Initial Shipment Month occurs (the “Initial Stub Period”)), the price to be charged by UBI for a Product purchased during each calendar quarter of such Supply Year shall be based on a pricing forecast of the volume forecasted for the upcoming Supply Year provided by Siemens by June 30 of each Supply Year. The actual volumes purchased by Siemens and the purchase commitments already made shall be reviewed in December and May of each year. If it appears that the actual volumes and commitments for the Supply Year will place the pricing for Product purchased in that Supply Year in a different pricing tier than the one established by the pricing forecast, an adjustment will be made as follows: (i) all future Purchase Orders of that Product for that Supply Year will use the adjusted price; (ii) UBI will issue a corrected invoice for any over payment or any underpayment by February 15th for the December review or August 15th for the May review based on Product already purchased in the Supply Year at the adjusted price; and (iii) based on said corrected invoice, UBI will either issue a credit to Siemens for any over payment for Product already purchased in that Supply Year or Siemens will pay UBI any underpayment for product already purchased in that Supply Year. For the Initial Stub Period, the price to be invoiced by UBI for Product purchased during such Initial Stub Period shall be based on the total volume forecasted for the Initial Stub Period. For purposes of this Section 4.6(a), Product will be deemed to have been “purchased” upon submission of an invoice for such Product in accordance with Section 4.12. Except as expressly set forth in this Supply Agreement or as otherwise agreed to between the parties, the purchase prices set forth in Exhibit B are firm and fixed and applicable to the Purchase Orders issued by Siemens during the Term. UBI shall pay all taxes, assessments, permits and fees, however designated, associated with the manufacture or sale of the Products which are levied on Product purchased by Siemens hereunder and the Product prices set forth herein are inclusive of such amounts. Siemens shall pay all taxes, assessments, permits and fees, however designated, associated with exporting the Products which are levied on Product purchased by Siemens hereunder, and the Product prices set forth herein are exclusive of such amounts. Product prices are FCA (INCOTERMS 2010) UBI’s facility in Rowville, Victoria, Australia and include labeling and final packaging into vials, cartons, and shipper boxes.

(b) Prices are expressed in US Dollars and all credits, payments and refunds shall be in US Dollars.

(c) Except as expressly set forth herein, Siemens shall bear all costs of storage and insurance of Product released to Siemens hereunder.

4.7 Performance Expectation. Siemens and UBI will conduct quarterly business reviews at a time and date agreed upon by both parties. The purpose of these reviews is to review performance metrics and define projects to propagate continuous improvement of the products and processes covered within this Supply Agreement with long term goals to jointly reduce UBI’s and Siemens’ internal costs during the term. Performance metrics may include:

•	Third Party supplier performance metrics
•	Quality of delivered goods
•	Discrepancies in quantities supplied
•	Complaint handling
•	Corrective and preventive action management and status
•	Obsolescence management
•	Changes in materials and processes (made and in progress)
•	In-field issues

Annually, at the business reviews UBI will present to Siemens any process improvement activity undertaken during such year. Siemens will present to UBI marketing achievements, plans and support metrics.

4.8 Packing. UBI shall pack Product using appropriate protective materials and methods intended to maintain their integrity in transit and protect Product from damage when subjected to ISTA standard tests for air, road and sea freight, consistent with SOPs, and suitably label and package Product for export from Australia, in each case, such that no further packaging actions need be taken before such shipment is transported to the exit port and exported from Australia. The parties shall mutually agree on the packing format to be used (e.g., pallets, boxes), taking into consideration, among other things, the quantity of Product being shipped, provided that if the parties agree that Product will be packed on pallets, UBI and Siemens shall determine the correct size pallets for such purpose. UBI shall strive to use minimal packing materials to the extent reasonably possible and shall use commercially reasonable efforts to minimize any negative environmental impact of packing materials. Each shipment of Product delivered to Siemens in accordance with Section 4.9 shall be accompanied by a delivery docket in UBI’s customary form setting forth the total number of cartons in such shipment. Each shipper box of cartons shall be clearly labeled to identify which box of the total number of boxes in the shipment it is, and the number of cartons in each shipper box shall be written on the shipper label. Any loss or damage to a shipment of Product that is solely due to non-compliance with the packing requirements set forth in the first sentence hereof will be borne by UBI.

4.9 Shipment and Delivery. Shipment of Product hereunder shall be made FCA (INCOTERMS 2010) UBI’s facility in Rowville, Victoria, Australia, in accordance with the quantities and Delivery Dates specified in Siemens’ Purchase Orders. Specifically, UBI’s obligation is to deliver each shipment of Product (together with the corresponding delivery docket) to Siemens’ designated carrier at UBI’s facility in Rowville, Victoria, Australia, and Siemens shall be responsible for making all arrangements necessary to take Product from UBI’s facility to Siemens’ desired destination and shall bear all costs and risks thereof. Prior to the initial shipment of Product hereunder, UBI shall have provided Siemens with reasonable details of the appropriate shipping and storage conditions for Product (e.g., regular shipping temperature and the regular storage temperature for each Product, data showing the influence of elevated or decreased temperatures for a certain period of time) in order to allow Siemens to select the appropriate means of transport and storage location.

4.10 Certificate of Analysis. In accordance with the QAA, UBI will provide with each shipment of Product a certificate of analysis, signed by a responsible person duly authorized to certify the quality of such Product, stating the results of UBI’s release specification testing of such Product.

4.11 Siemens Purchasing Rights. It is understood and agreed that Purchase Orders for Product under this Supply Agreement may be submitted directly to UBI by Siemens and its Affiliates, or by other contract manufacturers authorized by Siemens in writing to UBI, and the provisions contained herein shall be equally applicable to said purchases, provided that Siemens shall be fully responsible for the compliance of each such Affiliate or other contract manufacturer with the terms and conditions of this Supply Agreement, including, without limitation, the obligation to make payment for Product supplied hereunder.

4.12 Payment. UBI will submit invoices via Siemens’ online invoicing tool (http://www.iolportal.com/siemens). UBI may submit each invoice upon Delivery of Product covered by such invoice. Siemens shall pay each UBI invoice net *[REDACTED] from receipt of such invoice. The provisions of Section 7.8 of the Collaboration Agreement are hereby incorporated by reference in this Supply Agreement; provided, however, that, for purposes of this Supply Agreement, all references to “this Agreement” in such Section shall be deemed to refer to this Supply Agreement (and not to the Collaboration Agreement).

4.13 Technical Support.

(a) UBI shall provide reasonable technical Product support and training for Siemens technical support, as contemplated by the Collaboration Agreement, and as further detailed in Exhibit D. To the extent such support is provided on-site at UBI’s facilities, such support will be provided *[REDACTED]. In case Siemens needs on-site support at Siemens’ facilities, UBI shall send, upon Siemens’ reasonable request and at *[REDACTED], a qualified person to Siemens’ facilities, at reasonable times and for a reasonable duration, in order to assist with the foregoing activities.

(b) The parties acknowledge and agree that Siemens shall be solely responsible for interacting with customers. Siemens shall provide prompt and proficient first, second and third level support (as described below and in Exhibit D attached hereto) for Product and shall handle all customer complaints and inquiries in a professional and workmanlike manner at the cost of Siemens. In order for Siemens to effectively provide support to its customers, UBI will provide Siemens with monthly updates to stability and quality control data and/or any other data that may impact Product performance or customer satisfaction, to be mutually discussed monthly and agreed upon between the parties, according to the process set forth in Exhibit D. For purposes of this Section 4.13, “first level support” shall consist of first line phone support and standard troubleshooting techniques by Siemens; “second level support” shall consist of an elevated level of support over and above first level support and shall include both internal team assignment and on-site troubleshooting by Siemens; and “third level support” shall consist of an elevated level of support beyond second level support and shall include Siemens assigning the matter to one of its regional subject matter experts regarding the problem at issue and onsite trouble-shooting by Siemens.

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(c) In the event Siemens experts cannot resolve a service matter and escalation beyond third level support is required, UBI shall advise and consult with Siemens regarding such matter (“fourth level support”) and shall respond to any such escalated service call from Siemens within *[REDACTED] of receiving notice of the matter in accordance with Exhibit D in the case of Priority 1 and Priority 2, and within *[REDACTED] of receiving notice of the matter in accordance with Exhibit D in the case of Priority 3. Fourth level support may include root cause investigation, experimentation, analysis, and confirmatory testing to be done in coordination with Siemens and in accordance with UBI’s Quality Management System. Siemens shall escalate all events deemed as potential Medical Device Reportables (“pMDRs”) to the appropriate regulatory affairs personnel of UBI. Siemens shall be responsible for filing all Medical Device Reportables (“MDRs”) with the appropriate regulatory agencies and will inform UBI of such filings. If an escalated matter is not responded to timely or is not closed out in accordance with Exhibit D by UBI, then upon written request of Siemens the parties shall meet within *[REDACTED] of said request or as otherwise mutually agreed to by the parties to review the issue and create a plan to bring it to resolution. The parties shall also review and improve the escalation procedure to ensure that escalated matters are responded to and closed timely.

4.14 Recalls and Field Corrective Actions.

(a) For purposes of this Section 4.14, the terms “recall” and “field corrective action” shall have the respective meanings set forth in Siemens Procedure GP-003 Version 9.0 effective March 9, 2012 (“GP-003”). In the event that any Product non-conformity or governmental authority may require a recall of Product (a “Recall”), Siemens shall apply GP-003 to determine whether such Recall is appropriate. Siemens shall be solely responsible for the conduct of Recalls and field corrective actions, including all filings, submissions and communications with regulatory agencies and for all customer communications on the matter. Each party shall be solely responsible for any internal costs (e.g., staff time and travel costs) incurred by such party in connection with any Recall. The parties’ respective responsibilities with respect to external expenses (i.e., expenses paid to Third Parties, refunds for recalled Product, replacement Product, and shipping costs for replacement Product) incurred by them in connection with any Recall shall be as set forth below:

(i) If such Recall is the direct result of any act or failure to act that is attributable solely to UBI’s failure to comply with this Agreement, UBI shall reimburse Siemens for all documented, reasonable and necessary external expenses incurred directly in carrying out such a Recall.

(ii) Siemens shall bear the entire responsibility of a Recall if such Recall is the direct result of any act or failure to act that is attributable solely to Siemens (including the failure of any HHS-Supplied Material delivered to UBI to conform to the HHS Warranty), at no cost to UBI (except to the extent of internal costs incurred by UBI in assisting Siemens with its conduct of such a Recall), and shall reimburse UBI for all documented, reasonable and necessary external expenses incurred directly in assisting Siemens with its conduct of such a Recall.

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(iii) If a Recall is the direct result of acts or failure to act attributable to both UBI’s failure to comply with this Agreement and to Siemens, or should it prove impossible to attribute such a Recall to acts or failures to act of one party only, UBI and Siemens shall share the documented, reasonable and necessary external expenses of such Recall in proportion to the relative fault of the parties, as mutually agreed by the parties or, if the parties are unable to so agree, as determined by arbitration pursuant to Article 14 of this Supply Agreement.

For the avoidance of doubt, the parties’ respective rights and obligations with respect to failure of Product to conform to the Product Warranty are separate and distinct from the parties’ respective rights and obligations under this Section 4.14(a).

(b) In the event of a Recall, Siemens shall be permitted to inspect, audit and otherwise have access to UBI’s facility records, and personnel in accordance with Article 10 of this Supply Agreement, except that Siemens may perform such an inspection/audit on one week’s prior notice.

5.	PRODUCT WARRANTY; ACCEPTANCE AND REJECTION; CLAIMS.

5.1 Product Warranty. UBI warrants to Siemens that: (a) each lot of Product delivered to Siemens hereunder will, at the time of Delivery, have the manufacturing date specified on UBI’s delivery docket for such Product; and (b) each lot of Product delivered to Siemens hereunder (1) will, at the time of Delivery and during the Warranty Period (defined below), conform to the applicable Specifications in effect at the time of Delivery (including the minimum shelf-life requirements included in such Specifications) and be free from defects in material and workmanship, and (2) will have been manufactured in compliance with UBI’s obligations under the QAA in effect at the time of Delivery (collectively, the “Product Warranty”). The Product Warranty for a Product shall begin on Delivery and expire on the applicable expiration date for such Product (the “Warranty Period”); provided, however, that the Product Warranty with respect to a Product delivered to Siemens hereunder shall be void (and the Warranty Period shall terminate) if: (i) such Product is used, sold, offered for sale or imported by or on behalf of Siemens or any of its Affiliates, licensees or sublicensees outside of the Field; (ii) such Product is used for any purpose other than its intended purpose (i.e., measuring Prothrombin Time, * [REDACTED]; (iii) such Product is not used in compliance with Siemens’ instructions for use accompanying such Product; (iv) such Product is used with any reader, monitor or analyzer other than a Reader Product or Siemens Reader; (v) after Delivery, such Product has been subjected to: physical abuse, misuse, abnormal use, tampering, modification, or unusual physical stress; use after defect or malfunction has been detected; improper storage; improper transportation; acts of God; negligence or accidents; or (vi) the HHS-supplied Material(s) in, or used to manufacture, such Product failed to conform to the applicable HHS Warranty(ies).

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

5.2 Acceptance; Rejection. No later than the first day of the month preceding the Initial Shipment Month, the parties shall establish notification procedures for Product rejections and claims for breach of the Product Warranty. Such notification procedures (rather than the provisions of Section 15.5 hereof) shall apply to all notices and communications required or permitted under this Section 5.2 or under Section 5.3 or Section 5.5, and the terms “notice” and “notify” (and similar terms) as used in this Section 5.2 or in Section 5.3 or Section 5.5 shall be deemed to refer to notification in accordance with such notification procedures. Siemens is entitled to reject any shipment of Product that fails to conform to the Product Warranty at the time of Delivery, provided that Siemens has first taken reasonable steps to confirm that the failure to conform to the Product Warranty did not result from Siemens or the carrier’s failure to handle or transport Product in accordance with Section 4.9 and the Specifications and has provided UBI with written certification that Siemens has taken such steps. In order to reject a shipment of Product (or any portion thereof), Siemens must give written notice to UBI of Siemens’s rejection of such Product within 30 days after Delivery, which notice shall specify Siemens’s reason(s) for rejection. If no such notice of rejection is received within 30 days after Delivery, Siemens shall be deemed to have accepted such shipment. (For the avoidance of doubt, notwithstanding Siemens’ acceptance or deemed acceptance of any shipment of Product, Siemens shall have the rights and remedies set forth in Section 5.3 with respect to claims for breach of the Product Warranty.) Within 10 Business Days of receiving any notice of rejection from Siemens, UBI will respond stating whether (a) it accepts the rejection or (b) it disputes the rejection, in which case the parties will refer such dispute to a mutually acceptable independent third party laboratory. Such independent laboratory shall analyze the applicable Product and shall determine whether such Product conformed or did not conform to the Product Warranty. The parties agree that such laboratory’s determination shall be final and binding upon the parties. The party against whom the independent laboratory rules shall bear the costs of analysis by such independent laboratory, and if such laboratory determines that Siemens’ rejection of Product was incorrect, Siemens will pay for both the initially rejected and replacement Product. Product rejected by Siemens will be returned to UBI at UBI’s request and expense. Within 120 days of receipt of any notice of rejection, UBI shall supply replacement Product at no additional cost.

5.3 Warranty Claims. If, during the Warranty Period for a Product delivered hereunder, Siemens discovers that such Product fails to conform to the Product Warranty, then, provided Siemens notifies UBI of such non-conformity as promptly as practicable but in any event within 30 days of Siemens’ discovery of such non-conformity, and in any event prior to 30 days after expiration of the Warranty Period, UBI shall promptly, at Siemens’ sole option, either replace such Product with conforming Product within 120 days thereafter, or issue Siemens a credit in the amount of the purchase price paid by Siemens for such defective Product; provided, however, that in the case of any claim made pursuant to this Section 5.3 after expiration or termination of this Supply Agreement, UBI shall refund to Siemens the purchase price paid by Siemens for such defective Product. Siemens’ notice to UBI shall include a detailed description of the basis for Siemens’ warranty claim. At UBI’s request and expense, Siemens shall return the defective Product (or such quantity thereof as Siemens has in its possession or control) to UBI. If UBI in good faith disputes the basis for Siemens’ warranty claim, the parties will refer such dispute to a mutually acceptable independent third party laboratory for resolution, and the costs of such laboratory’s analysis shall be borne by the non-prevailing party, in each case, as described in Section 5.2, mutatis mutandis. Except as expressly set forth in Sections 4.13 and 4.14 and Article 12 of this Supply Agreement and Article 17 of the Collaboration Agreement, this Section 5.3 and Section 5.2 above collectively set forth Siemens’ exclusive remedy, and UBI’s sole liability, for delivery of any lot of Product (or portion thereof) that fails to conform to the Product Warranty; provided, however, that the foregoing shall not be construed to limit Siemens’ rights or UBI’s obligations hereunder with respect to Failures to Supply or Persistent Supply Failure (e.g., under Section 3.15, 3.21 or 8.3(c)).

5.4 Product Inspection. Siemens, at its option and upon reasonable prior notice to UBI, shall have the right to inspect any and all Product at UBI’s facility to ensure conformity to the Product Warranty. Such inspections may be made no more frequently than once every six months, or in the event of a Recall.

5.5 HHS Warranty. Siemens warrants to UBI that all HHS-Supplied Material delivered to UBI hereunder will, at the time of delivery to UBI, conform to the mutually-agreed specifications for such HHS-Supplied Material in effect at the time of such delivery, including the minimum shelf-life requirements included in such specifications (collectively, the “HHS Warranty”).

6.	FORCE MAJEURE.

Neither party shall be liable for any failure to perform, or delay in performing, hereunder by reason of any event beyond such party’s reasonable control, including, without limitation, acts of God, acts of a public enemy, war, civil unrest, acts of terrorism, acts of the governments of any state or political subdivision or any department or regulatory agency thereof or entity created thereby, quotas, embargoes, acts of any person engaged in subversive activity or sabotage, fires, floods, earthquakes, other natural forces, explosions, accidents or other catastrophes, epidemics, quarantine restrictions, strikes or other labor stoppages, slowdowns or disputes, lack or failure of transportation facilities, or lack or failure of supply of raw materials, or any other event similar to those enumerated above (“Force Majeure”), provided, that (i) the affected party shall keep the other party fully informed as to any events likely to result in failure to perform hereunder, and (ii) the affected party shall use all commercially reasonable efforts to overcome such Force Majeure.

7.	END-OF-LIFE OR DISCONTINUATION OF MANUFACTURE; NOTIFICATIONS.

7.1 Intent to Discontinue Manufacture. UBI agrees to supply all Products subject to the terms and conditions of this Supply Agreement throughout the Term. In the event that UBI intends to discontinue manufacture of all Products, UBI shall provide Siemens with as much notice as reasonably practicable under the circumstances, but no less than 42 months’ notice, and the parties shall develop a plan to transfer the Manufacturing Know-How and responsibility to Siemens for all Products in accordance with the second paragraph of Section 3.21, mutatis mutandis; provided, however, that, in such case, Siemens shall not be responsible for costs associated with the manufacturing shutdown at UBI (e.g., staff redundancy, early termination of suppliers, cost of stock on hand that is not acquired by Siemens in connection with the manufacturing technology transfer). In such event, Siemens shall have the right to use the Manufacturing Know-How solely for the purpose of exercising the licenses granted to Siemens pursuant to Section 8.1.1(c) of the Collaboration Agreement as applicable to the Products only for so long as such licenses remain in effect, subject to the terms and conditions of the Collaboration Agreement, including, without limitation, the obligation to pay Per-Strip Fees and bonus payments to UBI in accordance with Sections 7.2 and 7.3, respectively, of the Collaboration Agreement.

7.2 End-of-Life Mitigation Process and Strategy. UBI shall at all times maintain and keep Siemens advised of its end of life mitigation process and strategy for CRMs. If UBI is notified by suppliers and distributors of the end of availability of a given CRM due to obsolescence or manufacturing changes, UBI will notify Siemens promptly in writing with attached documentation from the supplier or distributor supporting the notification. UBI will use commercially reasonable efforts to work with suppliers and distributors of CRMs to give no less than *[REDACTED] advance written notice of end-of-life decisions to Siemens, and to reduce the exposure of loss of CRM availability by seeking alternate sources or allocations.

7.3 Proposed Divestiture of Product Manufacture. If the Board of Directors of UBI or its parent company (as applicable) determines to divest, or UBI otherwise enters into earnest discussions with a Third Party regarding a potential divestiture of, UBI’s Strip Product manufacturing business, in whole or in part, UBI will promptly notify Siemens, provided that UBI shall not be obligated to disclose to Siemens the identity of such Third Party or the terms under discussion between UBI and such Third Party. This notification obligation shall apply only to a proposed divestiture of UBI’s Strip Product manufacturing business (or any part thereof) on a standalone basis, independent of UBI’s manufacturing business relating to any product other than a Strip Product.

7.4 Proposed Disposition of Coagulation Business. If the Board of Directors of UBI or its parent company (as applicable) decides to seek an acquiror of UBI’s business relating to in vitro testing or monitoring of PT/INR, *[REDACTED] in the Field (the “Coagulation Business”), UBI shall notify Siemens of such determination no later than the date UBI first notifies any potential Third Party acquirer of such determination, so that Siemens may, at its discretion, participate in the sale process and negotiate with UBI for the potential acquisition of the Coagulation Business by Siemens. This notification obligation shall apply only to a sale of the Coagulation Business (or any part thereof) on a standalone basis, independent of any other business or assets of UBI.

8.	TERM AND TERMINATION.

8.1 Term. This Supply Agreement shall be effective from the Effective Date and shall extend for a term of 10 years from the Effective Date (“Initial Term”). Upon 24 months’ written notice before the end of the Initial Term, Siemens may extend the Initial Term by five (5) years (“Extended Term”). For purposes of this Supply Agreement, “Term” shall mean the Initial Term and, if any, the Extended Term, together with any extension made pursuant to Section 8.2.

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

8.2 Additional Extension. If, during the last three (3) years of the Initial Term or Extended Term, UBI delivers notice to Siemens pursuant to Section 7.3 or Section 7.4 of this Supply Agreement, Siemens may extend the Initial Term or Extended Term, as applicable, to end not sooner than three (3) years from the date that Siemens was so notified, provided that in no event may Siemens extend the Term pursuant to this Section 8.2 beyond the 18th anniversary of the Effective Date.

8.3 Termination.

(a) At Will. Either party may terminate this Supply Agreement prior to expiration of the Initial Term or Extended Term with 42 months’ prior written notice to the other party. In the event of termination of this Supply Agreement by UBI pursuant to this Section 8.3(a):

(i) the parties shall develop a plan to transfer the Manufacturing Know-How and responsibility to Siemens in accordance with the second paragraph of Section 3.21, mutatis mutandis; provided, however, that, in such case, Siemens shall not be responsible for costs associated with the manufacturing shutdown at UBI (e.g., staff redundancy, early termination of suppliers, cost of stock on hand that is not acquired by Siemens in connection with the manufacturing technology transfer); and

(ii) Siemens shall have the right to use the Manufacturing Know-How solely for the purpose of exercising the licenses granted to Siemens pursuant to Section 8.1.1(c) of the Collaboration Agreement as applicable to Products only, for so long as such licenses remain in effect, subject to the terms and conditions of the Collaboration Agreement, including, without limitation, the obligation to pay Per-Strip Fees and bonus payments to UBI in accordance with Sections 7.2 and 7.3, respectively, of the Collaboration Agreement.

(b) For Material Breach. Either party may terminate this Supply Agreement prior to expiration of the Initial Term or Extended Term upon written notice to the other party if the other party is in material breach of this Supply Agreement and has not cured such breach within 120 days (or 60 days with respect to any payment breach) after notice from the terminating party specifying the nature of such breach and requiring remedy of the same. Any such termination shall become effective at the end of such 120-day (or 60-day with respect to any payment breach) period, unless the breaching party has cured such breach prior to the end of such period. Any right to terminate under this Section 8.3(b) shall be stayed and the cure period tolled in the event that, during any cure period, the party alleged to have been in material breach shall have initiated dispute resolution in accordance with Article 14 with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Article14. In the event of termination of this Supply Agreement by Siemens pursuant to this Section 8.3(b), Siemens shall be permitted to use UBI’s Manufacturing Know-How to manufacture, or to enable an Affiliate or Third Party to manufacture, Products solely for the purpose of exercising the licenses granted to Siemens pursuant to Section 8.1.1(c) of the Collaboration Agreement as applicable to Products only, subject to the terms and conditions of the Collaboration Agreement, including, without limitation, the obligation to pay Per-Strip Fees and bonus payments to UBI in accordance with Sections 7.2 and 7.3, respectively, of the

Collaboration Agreement and subject to the jurisdiction limitations of Section 8.3(c)(ii) below. Unless otherwise agreed by the parties in writing, UBI shall, within 10 days after Siemens’ written request, deliver written authorization to the Escrow Agent to release the Manufacturing Know-How to Siemens, and Siemens shall not be responsible for costs associated with the manufacturing shutdown at UBI.

(c) For Persistent Supply Failure. In the event of Persistent Supply Failure:

(i) Siemens may, at its discretion, either terminate this Supply Agreement or work with UBI to resolve the cause(s) of the Persistent Supply Failure, until such time as it is cured to Siemens’ satisfaction or Siemens determines that cure is not reasonably feasible.

(ii) whether or not Siemens terminates this Supply Agreement, Siemens shall be permitted to use UBI’s Manufacturing Know-How to manufacture, or to enable an Affiliate or Third Party to manufacture, Product solely for the purpose of exercising the licenses granted to Siemens pursuant to Section 8.1.1(c) of the Collaboration Agreement as applicable to Products only, subject to the terms and conditions of the Collaboration Agreement, including, without limitation, the obligation to pay Per-Strip Fees and bonus payments to UBI in accordance with Sections 7.2 and 7.3, respectively, of the Collaboration Agreement; provided, however, that, unless otherwise agreed by the parties in writing, the manufacturing facility used by any such Third Party manufacturer selected by Siemens for the manufacture of Product must be located in one of the following jurisdictions:

(1) North America, the European Union, Japan, Australia or New Zealand;

(2) any other country in which UBI or *[REDACTED] or an Affiliate of the aforementioned manufactures, or has a Third Party manufacture on its behalf, test strips using Manufacturing Know-How related to UBI Background Patents; or

(3) any other country that the parties agree in good faith has an established body of laws regarding intellectual property rights (including trade secrets) at least as protective as the intellectual property laws of the jurisdictions identified in clause (1) of this Section 8.3(c)(ii) and a similarly reputable and reliable system for the enforcement of intellectual property rights;

(iii) unless otherwise agreed by the parties in writing, UBI shall, within 10 days after Siemens’ written request, deliver written authorization to the Escrow Agent to release the Manufacturing Know-How to Siemens; and

(iv) Siemens shall not be responsible for costs associated with the manufacturing shutdown at UBI.

8.4 Effect of Expiration or Termination. Neither expiration nor termination of this Supply Agreement shall relieve either party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Supply Agreement

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

preclude either party from pursuing all rights and remedies it may have under this Supply Agreement, at law or in equity, with respect to breach of this Supply Agreement. Sections 2.3, 3.5, 3.10, 3.22 (second paragraph only), 4.4, 4.12, 4.14, 8.4, 15.1, 15.2, 15.3, 15.4, 15.5, 15.6, 15.8, 15.9, 15.10, 15.11 and 15.13 and Articles 1, 9, 10 (second and third paragraphs only), 12, 13 and 14 of this Supply Agreement shall survive any expiration or termination of this Supply Agreement.

In addition:

(a) Sections 5.1, 5.2 and 5.3 shall survive expiration or termination of this Supply Agreement solely with respect to Product delivered pursuant to Purchase Orders issued and accepted during the Term;

(b) any right to use Manufacturing Know-How granted pursuant to Section 3.6(b), Section 3.6(c), Section 3.21 or Section 7.1 prior to expiration or termination shall survive expiration or termination of this Supply Agreement in accordance with its terms, except in the case of termination of this Supply Agreement by UBI pursuant to Section 8.3(b), in which event any right to use Manufacturing Know-How granted pursuant to Section 3.6(b), Section 3.6(c), Section 3.21 or Section 7.1 prior to expiration or termination shall terminate and be of no further force or effect. If any right to use Manufacturing Know-How granted pursuant to Section 3.6(b), Section 3.6(c), Section 3.21 or Section 7.1 prior to expiration or termination survives expiration or termination of this Supply Agreement in accordance with the preceding sentence, then the last sentence of Section 3.13 shall also survive such expiration or termination in accordance with its terms; and

(c) any right to use Manufacturing Know-How granted pursuant to Section 8.3(a), Section 8.3(b) or Section 8.3(c) shall survive expiration or termination of this Supply Agreement in accordance with its terms.

9.	CONFIDENTIALITY.

The parties acknowledge and agree that any information and data, including, but not limited to, any kind of business, commercial or technical information and data disclosed by one party to the other party in connection with this Supply Agreement, irrespective of the medium in which such information or data is embedded, which is, when disclosed in tangible form, marked “Confidential” by the disclosing party or which is, when disclosed orally or visually, identified as such prior to disclosure and summarized in writing by the disclosing party and said summary is given to the receiving party within 30 days after such disclosure marked “Confidential,” shall constitute “Confidential Information” of the disclosing party for purposes of the Collaboration Agreement, including, without limitation, Article 10 thereof, except that HHS Technology and HHS Inventions (even if not marked “Confidential” or summarized in writing) shall be deemed to constitute “Confidential Information” of Siemens. The provisions of Sections 10.1 to 10.4 of the Collaboration Agreement are hereby incorporated by reference in this Supply Agreement and shall apply in analogy to Confidential Information disclosed under this Supply Agreement, except that UBI’s obligations under Sections 10.1 to 10.4 of the Collaboration Agreement as applicable to HHS Inventions and HHS Technology shall survive even after the five (5) years after the termination or expiration of this Supply Agreement or the Collaboration Agreement, except to the extent that any such HHS Invention or HHS Technology is (i) at the time of disclosure already in the public domain or subsequently becomes available to the public through no breach by UBI of this Supply Agreement or the Collaboration Agreement or (ii) is lawfully obtained by UBI from a Third Party without an obligation of confidentiality, provided such Third Party is not, to UBI’s knowledge, in breach of any confidentiality obligation relating to such information.

10.	RIGHT OF INSPECTION; REGULATORY AUDITS.

Siemens or, at Siemens’ option, a Third Party engaged by Siemens operating under a confidentiality agreement acceptable to UBI, shall have the right, upon at least four weeks’ prior notice and during normal business hours, to visit UBI’s facilities to conduct evaluations and review the performance of UBI’s manufacturing operations relating to Product to assess UBI’s compliance with this Supply Agreement and the QAA; provided, however, that the applicable notice period in the event of an inspection deemed reasonably necessary for cause, such cause including but not limited to a Recall, Persistent Supply Failure, or breach of Product Warranty, shall be two weeks. Such right may be exercised no more than once per year, unless circumstances arise that reasonably require additional inspection and/or audit, such as a Recall, Persistent Supply Failure, or breach of Product Warranty. Siemens shall also have the right, at reasonable intervals and upon reasonable prior written notice to UBI, to meet with UBI personnel and review development, production, process, and quality records relevant to the subject matter in this Supply Agreement subject to the confidentiality provisions of this Supply Agreement. In addition, in the event of a Major Change pursuant to Section 3.7, Siemens may, at its sole discretion and expense, conduct an additional audit of UBI’s processes and/or facilities upon reasonable advance notice and during normal business hours.

UBI will permit governmental and/or regulatory body audits with one week’s prior notice. UBI shall comply with all governmental, administrative and other approvals, registrations, licenses, permits and other authorizations applicable to the manufacture of Product, and Siemens shall comply with all governmental, administrative and other approvals, registrations, licenses, permits and other authorizations applicable to the marketing of Product.

UBI will provide Siemens with copies of any FDA Form 483 notices of adverse findings, regulatory letters or similar communications it receives from any Regulatory Authority setting forth adverse findings or non-compliance with applicable laws, regulations or standards relating to the Products supplied by UBI within 10 days of UBI’s receipt of such communication, provided that UBI may redact from such copies proprietary information of UBI or any Third Party that does not relate to Products.

11.	INSURANCE.

UBI will, at its own expense, maintain during the Term a commercial general liability insurance policy with minimum coverage of $1,000,000 per occurrence and $5,000,000 aggregate. UBI shall obtain and maintain workers’ compensation insurance as required under applicable law. UBI shall provide Siemens, upon request, with a certificate of insurance evidencing such coverage.

12.	INDEMNIFICATION.

The provisions of Article 17 of the Collaboration Agreement are hereby incorporated by reference in this Supply Agreement; provided, however, that, for purposes of this Supply Agreement, all references to “this Agreement” in Sections 17.1 and 17.2 of the Collaboration Agreement shall be deemed to refer to this Supply Agreement (and not to the Collaboration Agreement). For purposes of clarification, each party shall be entitled to indemnification for an aggregate of 100% of its actual indemnifiable Losses under this Supply Agreement and the Collaboration Agreement together (i.e., neither party shall be entitled to any double recovery by virtue of a particular item of Losses being indemnifiable under both this Supply Agreement and the Collaboration Agreement).

13.	DISCLAIMER; LIMITATION OF LIABILITY.

EXCEPT AS EXPRESSLY SET FORTH IN THIS SUPPLY AGREEMENT OR IN THE COLLABORATION AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 9, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, IN CONNECTION WITH THIS SUPPLY AGREEMENT; provided, however, that this Article 13 shall not be construed to limit either party’s indemnification obligations under Article 12. In addition, and notwithstanding any other provision of this Supply Agreement to the contrary, UBI’s maximum aggregate liability to Siemens under this Supply Agreement in any calendar year will not exceed the greater of (i) monies recovered by UBI during such calendar year under its insurance policy(ies) on claims made with respect to the applicable event(s) or circumstance(s) giving rise to liability of UBI hereunder, and (ii) 100% of UBI’s aggregate revenues under this Supply Agreement in the preceding calendar year (with the exception of UBI’s maximum aggregate liability in the first calendar year in which UBI supplies Product hereunder, which will not exceed 100% of UBI’s aggregate revenues under this Supply Agreement during such first calendar year of supply).

14.	DISPUTE RESOLUTION.

The parties agree that any dispute arising under or relating to the parties’ rights and obligations under this Supply Agreement shall be resolved in accordance with Article 14 of the Collaboration Agreement, and the provisions of Article 14 and Annex 14.1 of the Collaboration Agreement are hereby incorporated by reference in this Supply Agreement.

15.	GENERAL PROVISIONS.

15.1 Complete Agreement. This Supply Agreement, including the Exhibits attached hereto and made a part of this Supply Agreement, together with the Collaboration Agreement (as modified and supplemented by this Supply Agreement), the letter agreement referred to in the Collaboration Agreement, and the HHS Letter, is the entire agreement of the parties relating to the manufacture and supply of Product, and the terms and conditions of this Supply Agreement supersede and replace any previous discussions, negotiations, terms and conditions, written or oral, between UBI and Siemens relating to the manufacture and supply of Product, excluding the Collaboration Agreement and the HHS Letter, which shall remain in full force and effect in accordance with their respective terms. In the event of any conflict between the provisions of this Supply Agreement and any Exhibit hereto, the provisions of this Supply Agreement shall control.

15.2 Governing Law. The construction, validity and performance of this Supply Agreement shall be governed by the laws of the State of New York, USA, without regard to conflicts of laws principles. The application of the United Nations Convention for the International Sale of Goods is hereby excluded.

15.3 Assignment. Except as expressly provided hereunder, neither this Supply Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may transfer its rights and obligations under the Supply Agreement, without the other party’s consent, (a) in connection with the transfer or sale to a Third Party of all or substantially all of the business of such party to which the Agreement relates, whether by merger, sale of stock, sale of assets or otherwise, or (b) to any Affiliate of such party, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate; and, in each case, the assigning party shall provide prompt notice to the other party of any such assignment. The rights and obligations of the parties under this Supply Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties, and the name of a party appearing herein shall be deemed to include the name of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 15.3. Any assignment not in accordance with this Supply Agreement shall be void.

15.4 Severability. The provisions of this Supply Agreement are severable and in the event that one or more of such provisions shall be held to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect so long as the absence of the severed provision does not frustrate the purpose of this Supply Agreement.

15.5 Notices. Other than Purchase Orders issued and invoices submitted under this Supply Agreement and notices submitted pursuant to Article 5 of this Supply Agreement, any legal notice required or permitted to be given under this Supply Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, by overnight courier, or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, five days after the date of postmark; or (c) if delivered by express courier, the next business day the courier regularly makes deliveries in the country of the recipient. For the avoidance of doubt, notice may not be given by electronic communication.

In the case of notices to Siemens:

Siemens Healthcare Diagnostics Inc.

511 Benedict Avenue

Tarrytown, New York 10591-5007

For the attention of: Law and Patents

Fax: +1 914 524 3594

with a copy to:

Siemens Healthcare Diagnostics Inc.

2 Edgewater Drive

Norwood, MA 02062

For the attention of: Purchasing Manager

Fax: +1 781-269-3115

In the case of notices to UBI:

Universal Biosensors Pty. Ltd.

1 Corporate Avenue

Rowville, Victoria 3178

Australia

Attention: Chief Executive Officer

Fax: +61 3 9213 9099

with a copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

USA

Attention: Jane K. Adams

Fax: +1 (858) 550-6420

15.6 Other Agreements. Expiration or termination of this Supply Agreement shall not affect or diminish in any way either party’s rights, duties or obligations under any other agreements between the parties, including, without limitation, the Collaboration Agreement.

15.7 Representations. Each party represents and warrants to the other that: (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation; (b) it has full corporate or other power and authority to enter into this Supply Agreement, and is duly authorized to execute and deliver this Supply Agreement and to perform its obligations hereunder; and (c) this Supply Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

15.8 Waiver. The failure or delay by a party in enforcing any provision of, or exercising any right or remedy under, this Supply Agreement shall not constitute a waiver of that provision, right or remedy, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision, right or remedy shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

15.9 No Agency. Siemens and UBI are independent contractors and neither is the agent or representative of the other. The relationship between Siemens and UBI based on this Supply Agreement shall remain that of independent contractor and nothing herein shall create or imply any relationship or agreement of joint venture, partnership, franchise, or hire. NEITHER PARTY HAS AUTHORITY TO ASSUME OR CREATE ANY OBLIGATIONS ON THE OTHER’S BEHALF, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT OR OTHERWISE. Without limiting the generality of the foregoing, neither party shall make any representation, guarantee or warranty on the other party’s behalf. Neither party shall use the other party’s company name, trademarks, trade names, logos, artwork designs or abbreviations thereof in any way.

15.10 Publication. Except as permitted by Article 9 hereof, neither party shall disclose the terms of this Supply Agreement to any Third Party, or the nature or existence of the relationship of the parties in connection with this Supply Agreement, without first obtaining the written consent of the other party.

15.11 Interpretation. The headings of clauses contained in this Supply Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Supply Agreement, or have any effect on its interpretation or construction. All references in this Supply Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references in this Supply Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Supply Agreement to any subsection shall include all paragraphs in such subsection. Ambiguities and uncertainties in this Supply Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist. This Supply Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Supply Agreement shall be in the English language.

15.12 Counterparts. This Supply Agreement may be executed in counterparts, including by transmission of facsimile or PDF copies of signature pages to the parties, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

15.13 Amendment. This Supply Agreement may only be amended, modified or supplemented in a writing expressly stated for such purpose and signed by duly authorized representatives of the parties.

15.14 Exhibits. The Exhibits attached to and made part of this Supply Agreement are as follows:

EXHIBIT A	Escrow Items

EXHIBIT B	Price Tiers

EXHIBIT C	Quality Assurance Agreement (QAA)

EXHIBIT D	Service and Support Escalation Levels Defined

EXHIBIT E	Siemens Declarable Substances

EXHIBIT F	Listed Companies

EXHIBIT G	Calibration

EXHIBIT H	Code of Conduct and Corporate Responsibility

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to sign this Supply Agreement in any number of counterparts, effective as of the Effective Date.

SIEMENS HEALTHCARE DIAGNOSTICS INC.	UNIVERSAL BIOSENSORS PTY LTD.

/s/ A. M. COOMEY Signature A. M. Coomey Printed Siemens H Dx COO Title 9/17/2012 Date	/s/ PAUL WRIGHT Signature Paul Wright Printed CEO Title 20 September 2012 Date

/s/ WOLFGANG WRUMNIG Signature Wolfgang Wrumnig Printed CFO Title 9/18/2012 Date

/s/ DAVID STEIN Signature David Stein Printed CEO POC Title 9/19/12 Date

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT A

Escrow Items

Manufacturing
Manufacturing facilities
*[REDACTED]

Manufacturing process

*[REDACTED]

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT A-1

Quality
Manufacturing Control Plans
*[REDACTED]

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT A-2

EXHIBIT B

Price Tiers

Price Tiers:

	Annual* volumes (in millions):	Price per strip (USD)
PT/INR:	*[REDACTED]	*[REDACTED]

*[REDACTED]	*[REDACTED]	*[REDACTED]

*	Based on Siemens’ fiscal year (October 1-September 30).

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT B-1

SIEMENS HEALTHCARE DIAGNOSTICS

EXHIBIT C

SIEMENS HEALTHCARE DIAGNOSTICS QUALITY ASSURANCE AGREEMENT

See attached.

SIEMENS HEALTHCARE DIAGNOSTICS QUALITY ASSURANCE AGREEMENT

Siemens Healthcare Diagnostics Information
Department Initiating Contract:	Global Supply Chain
Siemens Healthcare Diagnostics Entity:	Siemens Healthcare Diagnostics Inc.
Type of Contract:	Quality Assurance Agreement
Agreement Title:	Siemens Healthcare Diagnostics Quality Assurance Agreement
Contract Term:	The term of existing Agreement(s) between Siemens and the Supplier
Operations:
Product Line:
Product:
Siemens Sites included in Agreement:
Territory:

SUPPLIER Information
Supplier Name:	Universal Biosensors Pty Ltd. (herein referred to as the “Supplier” or “UBI”)
State in Incorporated:	Victoria, Australia
Years in Business with Siemens:	1
Address:	1 Corporate Avenue, Rowville, Victoria 3178, Australia
Primary Contact:	Refer Quality Plan
Office Number:	+61 3 9213 9000
e-mail:	Refer Quality Plan

EXHIBIT C

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TABLE OF CONTENTS

1.0	Section One: Purpose

1.1	Introduction

1.2	General Quality System Requirements

1.3	Notes Regarding Regulations and Standards

2.0	Section Two: Scope

2.1	Applicable Products

2.2	Additional Requirements not Stated in QAA

2.3	Exclusions to QAA

2.4	Other Agreements

3.0	Section Three: Quality Assurance Requirements Applicable to all Suppliers

3.1	Quality System

3.2	Control of Documents and Records

3.3	Purchasing Controls

3.4	Calibration of Inspection, Measurement and Test Equipment

3.5	Siemens Right to Inspect (Audit)

3.6	Corrective and Preventive Action (CAPA)

4.0	Section Four: Specific Requirements to Design and Development

4.1	Design and Development

5.0	Section Five: Specific Requirements for Manufacturing

5.1	Receiving, Receiving Inspection and Storage

5.2	Production and Process Controls

5.3	Storage, Packaging and Transport

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5.4	Nonconformances

5.5	Processing Product Changes

6.0	Section Six: Specific Requirements for Installation

6.1	Installation of Siemens Equipment or Accessories to Siemens Equipment

6.2	Installation of non-Siemens Equipment for Siemens

7.0	Section Seven: Specific Requirements for Service

7.1	Servicing Siemens Equipment or Accessories to Siemens Equipment

7.2	Servicing non-Siemens Equipment for Siemens

8.0	Section Eight: Specific Requirements for Warehousing/Distributing Product

8.1	Warehousing and Distributing Product

9.0	Section Nine: Evaluation of Siemens Suppliers

9.1	Supplier Evaluation

10.0	Section Ten: Miscellaneous

Not applicable

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SECTION ONE: PURPOSE

Introduction:

Medical Device manufacturers such as Siemens HealthCare Diagnostics (Siemens) are obligated to follow many regulations and standards relating to quality. The most widely known are:

United States: Title 21 Code of Federal Regulations Part 820 – Quality System Regulation (QSR)

Europe: In Vitro Diagnostic Medical Devices Directive 98/79/EEC (IVDD)

ISO 13485 Medical Device Quality Management System

ISO 9001 Quality Management Systems

In general these regulations prescribe what medical device manufacturers must do during design, manufacturing, and post-manufacturing. While they do not directly apply to suppliers of medical device manufacturers unless the product supplied is a finished device, it is the responsibility of Siemens to ensure that only product conforming to specified requirements is used in finished devices manufactured by Siemens.

These regulations explicitly require that the finished device manufacturer assesses the capability of suppliers to provide quality products and services. Due to the complexity of the many parts used in Siemens devices, their adequacy cannot always be assured through inspection and testing by Siemens. Quality must be assured through the application of proper quality systems.

Only by implementing systematic processes and quality controls during the product life cycle (e.g.: design, manufacture, installation, and service) can manufacturers like Siemens eliminate variability that can lead to regulatory actions, devastating product recalls, and lost market share. Therefore, Siemens requires all of our suppliers to collaborate with Siemens and support our effort in meeting our obligations for medical device manufacturers.

General Quality System Requirements:

Siemens requires that our suppliers establish and maintain a quality management system that is appropriate for the specific product being manufactured or the service performed that ensures the users of Siemens’ products – doctors, nurses, and other medical practitioners – receive and operate safe, effective, and reliable medical equipment.

Siemens requires its suppliers to have processes that ensure that they meet the quality system requirements specified herein. Exactly how a supplier establishes and maintains their quality system to meet Siemens’ requirements is dependent upon the supplier’s operation and is appropriate for the business size of the supplier provided that quality, reliability, maintainability and regulatory requirements are maintained at the highest level.

In this document a requirement means a specification or characteristic with which a product, process, service or other activity being performed for Siemens must conform. Product means component, material, substance, piece, part, software, firmware, assembly, and finished device to be used in or with a finished medical device, or a service performed to design, develop, install, repair or maintain a finished medical device and its accessories.

These requirements have been established in order to assist Siemens in meeting our obligations for safety, quality, and reliability.

Notes Regarding Regulations and Standards:

A.     US FDA regulations. Manufacturers that are registered with United States Food and Drug Administration (FDA) as a device manufacturer or as a contractor which manufactures and supplies Siemens with accessories that function with Siemens equipment are required to follow all applicable FDA regulations in addition to the requirements herein. Non-medical device manufacturers that supply accessories that function with Siemens equipment or other products are expected to follow all of the applicable requirements herein.

B.     European IVDD. All medical devices sold within the EU member states must meet certain essential safety and administrative requirements, defined in the IVDD, before they can be marked with the applicable CE mark by the manufacturer.

C.     ISO Standards. Siemens mandates that some of its suppliers be certified to an ISO standard. The listing of any specific ISO standard above shall not be construed to suggest that the Supplier is certified, or required to be certified, to such ISO standard. However, if the Supplier has a certification to an ISO standard, then the Supplier shall meet such ISO standard’s requirements. The requirements of any ISO standard as to which Supplier is certified will be used by Siemens when evaluating the effectiveness of a supplier’s quality management system.

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SECTION TWO: SCOPE

Applicable Products:	This Quality Assurance Agreement (QAA) applies to any product developed pursuant to the Collaboration Agreement (defined below) with respect to which Siemens and the Supplier enter into a Supply Agreement (defined below). This QAA will terminate automatically as to any such product upon termination of the Supply Agreement between Siemens and the Supplier relating to such product, provided that, notwithstanding such termination, this Agreement shall continue to apply to units of such product purchased under the applicable Supply Agreement while this QAA was in effect with respect to such product.

Additional Requirements not stated in QAA:	The following special requirements (barcoding, product labeling, testing, inspection, packaging, documentation, etc.) are in addition to the QAA. If nothing follows, then there are no additional requirements not stated in the QAA.

Exclusions to the QAA:	The following are exclusions to the QAA as agreed to between Siemens and the Supplier. If nothing follows, then there are no exclusions to the QAA.

Other Agreements:

This QAA supplements the existing agreements between Siemens and the Supplier, or if no agreement is listed, the terms and conditions of each purchase order issued to the Supplier by Siemens:

Collaboration Agreement between Siemens and UBI dated September 9, 2011 (the “Collaboration Agreement”)

Supply Agreement between Siemens and UBI dated February     , 2012, and any other supply, contract manufacturing or similar agreement entered into between Siemens and UBI with respect to any product developed pursuant to the Collaboration Agreement (in each case, a “Supply Agreement”)

This QAA does not modify, amend, or thereby affect the terms and conditions set forth in a Supply Agreement. In the event of any conflict between this QAA and a Supply Agreement, the Supply Agreement shall control.

Quality Plan	Siemens and UBI shall work together to develop a quality plan linking all obligations under this QAA to specific processes and procedures (as such processes and procedures are developed and mutually agreed by the parties in accordance with any Supply Agreement).

SECTION THREE: QUALITY ASSURANCE REQUIREMENTS APPLICABLE TO ALL SUPPLIERS

Quality System:

A. Establishment. It is expected that the Supplier has established and is maintaining a quality management system that is commensurate with the product being provided to Siemens or in support of Siemens’ business.

B. Siemens requirements. The Supplier is required to ensure that it has received and understands all requirements from Siemens. The Supplier is responsible for addressing any incomplete, ambiguous, or conflicting requirements received from Siemens prior to commencing performance.

C. Deviations. The Supplier shall receive written authorization from a representative of Siemens prior to making any changes to any Siemens requirement, including the requirements herein. Failure to comply with this Siemens requirement could have a serious impact resulting in the Siemens medical device becoming adulterated within the meaning of U.S. Federal Regulations.

D. Process plan. The Supplier shall: (a) define and document the processes it uses, from order receipt to order fulfillment, necessary to provide the product for Siemens; (b) verify that these processes are effective in producing the desirable product for Siemens, (c) establish the methods to appropriately monitor, measure and control these processes to ensure that product requirements are consistently meeting Siemens’ expectations; and (d) provide, when appropriate, for a means to analyze process trends and take prompt action to correct any unfavorable trend.

E. Quality system procedures. The Supplier shall have documented procedures and instructions to effectively implement the established quality system and support the process plan.

F. Complaints from Siemens customers. The Supplier is required to have a written procedure for forwarding to a representative of Siemens, without delay, any written, electronic, or oral communication from a customer of Siemens that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of any of Siemens’ products.

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If any event or complaint gives rise or could give rise to the need to file a Medical Device Report (MDR) as defined in 21 CFR 803 with respect to Product, SUPPLIER will cooperate with any resulting corrective action and or requested information.

G. Complaints from Siemens. The Supplier is to establish a process for receiving a complaint from Siemens alleging nonconformity of the Supplier’s product and providing timely feedback to Siemens reporting on the corrective action it has taken or rationale for not taking corrective action.

H. Management representative. The executive management is to appoint a member of management who, irrespective of other responsibilities, is the Supplier’s management representative for quality. This manager shall have the overall responsibility and authority to ensure that the quality system is effectively established and being maintained.

I. Personnel training. The Supplier is responsible for maintaining sufficient personnel with the necessary education, background, training, and experience to assure that the established quality system and process plan are correctly implemented. Records of all training must be maintained by the Supplier to document that personnel have been trained in accordance with the requirements of the established training plan and these records are to be made available to Siemens upon request.

1.      Blood borne pathogens. Where it is reasonable to expect that personnel might come into contact with used medical devices of any kind, the Supplier is responsible for training their personnel in the OSHA regulations for blood borne pathogens (or the equivalent occupational health and safety regulations for blood borne pathogens in the jurisdiction of Supplier’s operations). This includes returning component parts for failure investigation or complaint processing. (See www.osha.gov for further information)

2.      HIPAA. Where it is reasonable to expect that employees or agents of the Supplier might have access to patient records, either by need or accidentally, the Supplier must comply with the Heath Insurance Portability and Accountability Act (1996) to maintain the confidentiality and privacy of any such patient information and must train its personnel accordingly. (See www.hhs.gov/ocr/hipaa for more information.)

3.      ESD. Where it is reasonable to expect that electro-static discharge (ESD) could affect the requirements of product, including product being returned to Siemens for failure investigation, Supplier shall ensure that their personnel are trained in ESD controls, including handling and packaging.

J. Changes to quality system or product. The Supplier’s management is responsible for obtaining approval from Siemens prior to implementation of any Change (as defined under clause 3.7 of the Supply Agreement), including the process plan, when the change could affect product quality, so that Siemens may determine whether the change affects the quality, reliability, safety, or efficacy of the finished medical device. The Supplier shall have a documented process identifying how it will ensure prior Siemens approval of quality system and product changes. Except in the case of an emergency change or as otherwise mutually agreed by Siemens and the Supplier in writing, changes shall be proposed in writing with a lead time of not less than twelve (12) months. Siemens may, at its option, agree to a shorter approval period based on the nature of the proposed change. For changes requiring validation, the Supplier shall provide Siemens with validation plans for review and approval prior to executing the validation and with final validation reports for review and approval prior to implementation of the validated change. At Siemens request, the Supplier shall provide to Siemens samples of any changed products in sufficient quantities as may be reasonably determined by Siemens to evaluate such change. Only upon notice of written approval from Siemens may the Supplier incorporate such change into the manufacturing process. It is agreed that in the event of changes to a product which require prior registration with or approval in advance by governmental authorities in any jurisdiction where the product or a Siemens product incorporating the product is being distributed by Siemens, the Supplier will continue to manufacture and supply upon request of Siemens the original product until registration or approval is obtained for the changed product.

Control of Documents and Records:

A. Control of documents. Documents required by the quality system are to be controlled according to a written procedure.

B. Language and Translation Costs. All required documents shall be maintained in English as well as the local language at the manufacturing site if other than English and the Supplier shall be responsible for all translation costs.

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C. Change control. Changes (revisions) to documents are to be reviewed and approved by personnel of both Siemens and UBI who are as capable as the original reviewers and approvers.

1.      Changes to documents are to be timely communicated by the Supplier to appropriate personnel.

2.      The Supplier must establish and maintain a system to receive Siemens document revisions and implement these revisions in a timely manner. Siemens must establish and maintain a system to receive UBI document revisions and implement these revisions in a timely manner.

3.      Suppliers are not permitted to accept and/or act on verbal change requests from Siemens. Siemens is not permitted to accept and/or act on verbal change requests from UBI.

D. Availability of documents. Documents are to be readily available to the Supplier’s personnel at their intended point-of-use.

E. Control of records. Records are to be controlled according to a written procedure which shall include the controls needed for identification, storage, protection and disposal. A copy of a record(s) held by Siemens or UBI is to be made available to the other party, or to Government Authorities (as applicable), as promptly as practicable and in any event within the requirements specified in the Supply Agreement. UBI shall keep device specific documents (i.e., design history files, design master records and device history records) on file as required by applicable law. Additionally, the provisions for archiving device specific documents shall survive the termination of the QAA.

Following expiration of the retention periods, the Supplier shall offer to transfer device specific records to Siemens free of charge.

Prior to disposal of records pertinent to sales to Siemens, the Supplier shall contact Siemens for disposition.

F. Electronic documents and records. Where electronic systems are used for the control of documents, the system must be validated to ensure that only approved documents are made available at the point-of-use, write protection is provided, and approval forgery is prevented. Where records are stored electronically, the system shall have appropriate controls to ensure that only true copies of records are stored and controls in place to preclude unauthorized changes and loss.

G. Safekeeping of paper documents and records. All required documents and records that are maintained in paper form shall be stored and maintained to ensure documents remain legible and identifiable.

Purchasing Controls:

A. Approval of subtier suppliers. The Supplier is to evaluate their own suppliers to the extent necessary to ensure quality products are being provided. Approvals of subtier suppliers are to be based on this evaluation. The Supplier shall establish and maintain a listing of approved suppliers in their Quality System. In the event that Siemens has provided an approved supplier list to the Supplier, any deviations must be approved by Siemens prior to purchase of any product. Controls are to be in place to assure that purchases are only made from approved suppliers.

B. Specific Siemens requirements. When the Siemens engineering drawings or other Siemens document specifies the subtier supplier to be used, the Supplier is to ensure that these requirements are followed. Siemens specified subtier suppliers are to be added to the Supplier’s listing of approved suppliers. No substitutions or alternates to a specified subtier supplier are to be made without written consent from an authorized representative of Siemens.

C. Quality control of 3rd party products

The Supplier is responsible for assessing the quality system and for the quality of product received from all third-party suppliers it uses.

If the Supplier receives production or test equipment, software, services, materials or other supplies from third parties for the manufacture or quality assurance of its products, the Supplier shall ensure that these are in compliance with its quality management system.

D. Purchase information. Purchase orders shall include adequate information, including quality requirements, so as to be precise and unambiguous as to what is being purchased, unless otherwise agreed upon by both parties.

Calibration of Inspection, Measurement and Test Equipment:	A. Calibration requirements. Any equipment used to establish product specifications during design and development, used to determine process parameters, or used to judge the acceptability of a product specification shall be maintained under a calibration program.

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B. Calibration procedures. Procedures shall be established and maintained to ensure that inspection, measuring, and test equipment (IM&TE) used to determine the acceptance or rejection of process or product requirements during design, production, installation or service are calibrated, inspected, checked and maintained in accordance with the manufacturer’s recommendations. Calibration standards used for IM&TE must be in conformity to national or international standards.

C. Suitability of equipment. Suppliers shall ensure that all IM&TE, including mechanical, automatic, or electronic inspection and test equipment, are suitable for their intended use and capable of producing valid results. Controls shall be in place to ensure that IM&TE maintain their suitability while in-use, in transit, or in storage.

D. Calibration labeling. A label is to be affixed on or, if appropriate, near the IM&TE indicating calibration status. If it is not practical to affix a label, the device shall otherwise be readily traceable to records of calibration that include the date IM&TE was calibrated, who performed the calibration, and the due date of the next calibration.

E. Calibration records. Supplier is responsible for maintaining records to provide objective evidence that IM&TE are being maintained and calibrated. These records shall be made available to Siemens upon request.

F. Notification to Siemens. In any circumstance that the Supplier cannot exclude impact to the safety, quality or reliability of the product manufactured for and provided to Siemens, the Supplier shall notify Siemens without undue delay when the Supplier becomes aware of the use of any inappropriate or out-of-calibration inspection measurement and test equipment so that Siemens can evaluate the effect of its use and any necessary corrective or other action, up to and including reworking at the Supplier’s expense.

G. Use of calibration lab. When the Supplier uses the services of a reputable outside calibration service, it is the responsibility of the Supplier to ensure that the service provider meets any and all requirements for the service provided.

Siemens Right to Inspect (Audit):

A. Supplier’s executive management responsibility. Siemens may require representatives of Siemens to perform quality system audits at the Supplier’s facility. The Supplier’s executive management shall support such audits and ensure that prompt corrective actions are taken to address any discrepancies found.

B. Siemens Audits. Siemens shall have the right by itself or through an independent third party to conduct supplier audits for compliance with applicable laws and the requirements of this Agreement at the Supplier facility (or the facility of Supplier’s affiliate) that supplies products under this QAA. Supplier audits shall be conducted only upon at least twenty (20) business days’ prior notice (or, in the event of product quality, reliability and/or safety issues, upon at least ten (10) business days’ prior notice) during normal business hours, or as agreed to with the Supplier. Such supplier audits shall be specifically related to the products and the functioning and effectiveness of Supplier’s or such affiliate’s quality management system. Supplier shall grant Siemens access to any pertinent regulatory files regarding the products and shall supply such other technical or regulatory assistance as is reasonably requested by Siemens. Not more than one (1) supplier audit may be conducted at each facility within any calendar year period, provided, however, Siemens may audit at any time a facility that has received an adverse inspection notice or other adverse report from a governmental authority, is in violation of applicable laws or if the compliance status of its quality management system is under risk. If it is determined in such an audit that the quality management system is not in conformity with applicable laws or Siemens’ requirements, Supplier shall promptly rectify all defects and make a sufficient number of technical personnel available to eliminate the defects. A follow-up audit to ensure the effectiveness of corrective actions taken may be conducted by Siemens during normal business hours at Siemens’ discretion upon at least twenty (20) business days’ prior notice (or, in the case of corrective actions taken with respect to product quality, reliability and/or safety issues, upon at least ten (10) business days’ prior notice) to Supplier. In addition to supplier audits, Siemens’ personnel may periodically travel to Supplier facilities to observe product manufacturing and testing to confirm that products are being manufactured and tested in accordance with the then current specifications and the requirements of applicable law.

This described right of Siemens includes the right to inspect the existing documentation and to participate in quality checks carried out by the Supplier. The checks may be carried out by way of quality audits (e.g. audits involving the systems, products or processes) and via inspections. Confidentiality and/or non-disclosure agreements will be entered into if requested by Supplier in connection with these inspections in order to protect Supplier’s proprietary information and rights.

C. Third party audit. An audit or regulatory inspection may also be required from time to time. This may involve the authority having jurisdiction over Siemens according to the European In Vitro Diagnostic Medical Device Directive 98/79/EEC or any other regulatory authority (e.g., US Food and Drug Administration, Japan Ministry of Health, Labor and Welfare, Health Canada) or authorized organization or by third parties commissioned by Siemens.

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Corrective and Preventive Action (CAPA):	A. Basic CAPA requirements. The Supplier shall establish procedures for implementing corrective and preventive action. Records shall be maintained and made available to Siemens as they relate to Siemens products.

SECTION FOUR: Specific Requirements to Design and Development

NOTE:	These requirements also apply when the Supplier integrates by the selection of various parts by the Supplier, as well as hardware and software, as applicable, which result in a product meeting specified requirements. The design requirements may be developed by Siemens or Siemens may purchase for distribution a product designed by the Supplier to its own requirements.

Design and Development:

A. Design and development planning. The Supplier is required to have written procedures for the design and development activities and define responsibilities and authority for implementation. The plans shall identify and describe the interfaces with different groups or activities that provide, or result in, input to the design and development process. The plans shall be reviewed, updated, and approved as design development evolves.

B. Design input. The Supplier shall have written procedures to ensure that the design requirements for the product are complete, understood and include, where applicable:

1.      functional, performance, and safety requirements,

2.      applicable statutory and regulatory requirements,

3.      other requirements essential for design and development

4.      application of risk management (see ISO 14971 for guidance)

5.      provisions which address the intended use of the device, including the needs of the user and patient.

The Supplier’s procedure is to include a mechanism for addressing incomplete, ambiguous, or conflicting requirements. The design input requirements shall be documented and shall be reviewed and approved by a designated individual(s) of Siemens (except where Siemens is distributing a product for which the Supplier is solely responsible for the design requirements) and the Supplier. The approval, including the date and signature of the individual(s) approving the requirements, shall be documented.

C. Design output. The Supplier shall have written procedures for defining and documenting design output in terms that allow an adequate evaluation of conformance to design input requirements. Design output procedures shall contain or make reference to acceptance criteria and shall ensure that those design outputs that are essential for the proper functioning of the device are identified. Design output shall be documented, reviewed, and approved by Supplier before release. The approval, including the date and signature of the individual(s) approving the output, shall be documented. Except where Siemens is distributing a product for which the Supplier is solely responsible for the design requirements, the approval shall include an authority from Siemens.

D. Design review. At suitable stages or milestones, and as defined in the design plan, a systematic review of the product design and development is to be performed to evaluate whether the results of the design and development to meet design requirements, and to identify any problems, potential or real, and propose necessary actions. Participants at each design review include representatives of all functions concerned with the design stage being reviewed, as well as any specialists needed and, except where Siemens is distributing a product for which the Supplier is solely responsible for the design requirements, representative(s) from Siemens. The results of a design review, including identification of the design, the date, and the individual(s) performing the review, shall be documented.

E. Design verification. The Supplier is responsible for design verification activities in accordance with the approved design and development plan to ensure that the design outputs meet all of the design input requirements. The results of the design verification, including identification of the design, method(s), the date, and the individual(s) performing the verification, shall be documented.

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F. Design validation. When the product being designed by the Supplier is the finished medical device and/or a stand-alone accessory to a finished medical device capable of operating independently, the Supplier shall have written procedures for validating the product design. Design validation shall be performed under defined operating conditions on initial production units, lots, or batches, or their equivalents. Design validation shall ensure that product conforms to defined user needs and intended uses and shall include testing of production units under actual or simulated use conditions. Design validation shall include software validation and risk analysis, where appropriate. The results of the design validation, including identification of the design, method(s), the date, and the individual(s) performing the validation, shall be documented.

G. Design transfer. As appropriate, the Supplier shall ensure that the final design output is correctly translated into production specifications.

H. Design records. The Supplier shall establish and maintain relevant parts of the design history file (DHF) for the product, and Siemens shall have access to the relevant DHF documents/records for regulatory purposes. Similarly the Supplier will have access to relevant sections of Siemens’ DHF for the product. The DHF shall contain or reference the records necessary to demonstrate that the design was developed in accordance with the approved design plan and, except where Siemens is distributing a product for which the Supplier is solely responsible for the design requirements, meets Siemens requirements. In cases where the Supplier receives Siemens engineering drawings and then redraws them into the Supplier’s engineering drawing format, confidentiality of both sets of drawings is to be maintained in the DHF. The entire DHF is the property of Siemens, except where Siemens is distributing a product for which the Supplier is solely responsible for the design requirements, and except that any documents listed in Supplier’s DHF for the product that are not specific to the product alone and are used across multiple Supplier products shall at all times be and remain the sole property of Supplier.

SECTION FIVE: SPECIFIC REQUIREMENTS FOR MANUFACTURING

NOTE:	This section applies to suppliers producing, assembling, fabricating or processing product for Siemens.

Receiving, Receiving Inspection, and Storage:

A. Authorized receipts. The receiving function shall ensure that only deliveries from approved suppliers are accepted and processed. Articles leaving the receiving function must be clearly labeled or otherwise identified so as to preclude mix-ups and unintentional use.

B. Direct to stock receipts. When received articles are permitted to go directly to storage or to their point-of-use without receiving inspection, controls must be in place to avoid mistakes and the unintentional acceptance of articles.

1. The acceptance of these articles must have some form of prior documented approval, including the rationale, to bypass receiving inspection.

2. The receiving function shall record the acceptance of the articles after verifying they meet predetermined requirements.

C. Receiving inspection. Receiving inspection activities shall be established and maintained in a written procedure. These activities are to confirm or to otherwise verify that incoming articles conform to specified requirements. When other than 100% inspection is performed, the sample size is to be determined based on the risk of accepting the lot when it should have been rejected. Only published sampling plans may be used (i.e., ANSI/ASQC Z-1.4). Receiving inspections are to be recorded and the records shall include (1) the inspection/tests performed, (2) date inspection/tests were performed, (3) results –acceptance or rejection, and (4) the signature of the inspector.

D. Storage. Stockrooms are to be kept orderly and well maintained with all items appropriately labeled. Controls are to be in place to prevent damage and deterioration while items are in storage. Controls for temperature sensitive and limited shelf life materials must be considered.

E. General. Nonconforming articles are to be identified and controlled to prevent unintended use or delivery.

Production and Process Controls:

A. Engineering drawings. In cases where the Supplier receives Siemens engineering drawings and then redraws them into the Supplier’s engineering drawing format for internal use, confidentiality of both sets of drawings is to be maintained. Both sets of drawings are to remain the property of Siemens.

B. Inspections and tests. Whether required by Siemens or not, the Supplier is responsible for conducting all appropriate inspections and tests that are necessary to confirm that the product made for Siemens in the form delivered to Siemens meets all of its specified requirements and quality attributes.

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C. Production controls. A process control plan (or similar document) shall be established and maintained that outlines the various production operations and the process controls necessary to manufacture acceptable product for Siemens, if not already detailed and included in the process plan. The following is a list of items that must be considered for inclusion in the process control plan, dependent upon, and where appropriate for, the complexity of the process(es) used to manufacture product for Siemens.

1. The controls to assure only accepted process inputs are used. Inputs are the materials and parts needed to make the product.

2. Clear identification (labeling) and separation of the materials and parts throughout all stages of the process in order to prevent mix ups and their unintended use.

3. Controls to prevent the use of materials that have exceeded or are nearing their expiration date.

4. The process to ensure the production line has been cleared of inputs from previous production runs for a different product (i.e., a “line clearance”).

5. The assignment of a unique lot or batch number, or date code, to the production run for future reference and record keeping.

6. The manufacturing steps required (i.e., the use of a route tag).

7. The criteria for workmanship, including representative samples.

8. The process characteristics (parameters) to be controlled during production.

9. The means, such as SPC, for the continuous monitoring and control of critical-control-points in the production processes.

10. The in-process product attributes that are critical to quality are monitored during production.

11. The defined acceptance and rejection criteria of the process output to ensure that they are correctly inspected/tested by qualified individuals.

12. Controls for the handling and reworking of in process nonconformances.

13. The final inspection and test methods to be used for product release.

14. Handling procedures to assure that personnel handling and moving both in-process and final product do not inadvertently cause nonconformances.

15. The procedure for adequately packaging the product for shipment to Siemens so that it is reasonable to expect that product quality will not be affected during transportation.

16. The method for recording process data and inspection/test results either electronically or on paper forms.

D. Automated test systems. Software controlled and/or automated test systems used to determine the acceptance or rejection of incoming product, in-process product or final product are to be validated or otherwise verified to assure that consistent and repeatable results are obtained and that the system is fit for its intended use.

E. Process validation. Where the results of a process cannot be fully verified by subsequent inspection and test, the process shall be validated.

F. In-process rejects. Supplier is to establish and maintain procedures to ensure that the causes of internal, in-process rejects are identified and corrected so as to prevent their recurrences.

G. Statistical applications. Valid statistical techniques shall be used, where appropriate, for the verification of the acceptability of incoming product, process characteristics, and product release.

H. Environmental controls. Where environmental conditions (temperature, humidity, ESD, etc.) could reasonably be expected to have an adverse effect on quality, the Supplier shall establish and maintain procedures to adequately control these environmental conditions. Maintenance schedules and activities must be documented.

I. Equipment maintenance. Production equipment is to be maintained to ensure its continuing suitability and capability to manufacture acceptable output.

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SIEMENS HEALTHCARE DIAGNOSTICS

J. Final acceptance activities. Product shall not be released for shipment until all requirements have been confirmed as being satisfactorily completed, unless otherwise approved in writing by Siemens. Records shall include the signature of the person(s) authorizing release of the product. Prior to shipment, the Supplier shall confirm and document that the product meets all of its requirements. This verification is to include the following items.

1. The Siemens part number and revision level to be shipped is what was ordered.

2. The process control plan was followed. All in-process and final inspections and tests were completed and their results are acceptable.

3. All required forms and other documents are available and correctly completed.

4. Any necessary documents to be shipped with the product, such as a certificate-of-conformance, are complete and ready to go.

K. Production history records. Records, including route tags, process forms, inspection forms, and test data forms, are to be maintained to demonstrate that the product was produced according to the production control plan.

Storage, Packaging and Transport:

The Supplier shall ensure that sufficient protection is given for storage on its own premises, in particular against damage and environmental influences.

To the extent the parties do not have any other agreement relating thereto, the products shall be packaged and transported in a defined and reproducible manner at the Supplier’s responsibility. The Supplier shall thereby ensure that the packaging units are clean, that there is sufficient protection in place against damage (whether by physical forces, temperature excursions or any other reasonably foreseeable mechanism for damage) and that the transport security in place is capable of maintaining the quality requirements.

Non-conforming Articles / Product:

A. Control of nonconforming articles. Nonconforming articles (raw materials, parts, piece parts, in-process work, etc., used to produce product for Siemens that do not meet specified requirements) are to be rejected and identified as rejected material. Procedures must be in place to preclude their accidental use. Nonconforming articles can only be used to produce product for Siemens after they have been reworked to meet original specifications, or with written authorization from Siemens.

B. Control of nonconforming product. Product made for Siemens that failed to meet its specified requirements and quality attributes shall be rejected and identified as rejected product. Procedures must be in place to prevent rejected product from being shipped to Siemens. Supplier shall not knowingly ship nonconforming product to Siemens without first receiving written authorized approval from Siemens.

C. Rework of nonconforming product. Nonconforming product may be reworked provided these operations are carried out according to written procedures and are carried out by personnel having the necessary knowledge and skill sets to perform the rework. Reworked product must be re-inspected and re-tested, and pass all originally specified requirements and quality attributes. The rework operations, including the re-inspection and retests, are to be recorded.

D. Product returns. Suppliers must have a procedure for receiving returned product from Siemens in the event it is rejected. The Supplier’s procedure should include verification of the nonconformance. If the nonconformance cannot be verified, for whatever reason, the Supplier shall promptly notify Siemens and work toward a resolution. When the nonconformance is confirmed by the Supplier, appropriate corrective action is to be taken to address and correct the problem.

E. Product salvaging. New products may only contain components drawn from used products if expressly approved by Siemens.

Processing Product Changes:

The Supplier shall document all product changes in accordance with its quality management system. This includes, but is not limited to, product changes that could have an effect on product function; design; acceptance; interfaces; transport and storage capabilities; handling; capabilities regarding processing, repairs or maintenance; production processes; recycling or the disposal of products as well as all changes to documents that are distributed with the products.

A. Processing product changes initiated by the Supplier. All significant/major product changes by the Supplier are subject to written approval by Siemens. For approval, the Supplier shall forward to Siemens a written change inquiry, which shall address the following points:

•      Products and product characteristics affected

•      Exact description of required change

•      Consequences of product change from the Supplier’s point of view (including risks)

•      Required start of product change (e.g. from serial number, batch number, order or date).

•      Siemens shall assess the required product change and provide the Supplier with written authorization, which may be subject to further requirements.

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SIEMENS HEALTHCARE DIAGNOSTICS

B. Implementing product changes initiated by the Supplier. The Supplier shall only implement the significant/major changes following the receipt of the written authorization by Siemens of the changes and the implementations of any further requirements contained therein, and provide notification of the conclusion of the implemented changes in the form of a written confirmation to Siemens.

The Supplier shall furthermore provide Siemens with prototypes of the changed products free of charge, if this is necessary for further validation at Siemens’ premises. Following the successful validation of the change, at the Supplier’s premises or, if necessary at Siemens’ premises, the delivery of the changed products shall be released in writing by Siemens.

The start of the delivery of changed products shall be agreed upon in writing.

C. Processing product changes initiated by Siemens. If Siemens requests a significant/major change in the product, Siemens shall forward a written change inquiry to the Supplier, which shall address the following points:

•   Products and product characteristics affected

•   Exact description of required change

•   Consequences of product change from Siemens point of view (including risks)

•   Required start of product change (e.g. from serial number, batch number, order or date).

The Supplier shall review the degree to which the requested changes can be realized and the consequences including any additional costs associated with the change, and inform Siemens of the outcome of such a review in the form of a written offer.

Following the review and acceptance of such an offer, Siemens shall issue the Supplier with a written change order, including the respective validation requirements and any agreed terms to complete the body of works. Within such a change order the costs and the release regarding the manufacture of an initial batch or a prototype shall also be agreed upon.

D. Supplier implementing changes initiated by Siemens. The Supplier shall implement the significant/major product change following the receipt of the written change order and the parameters specified therein by Siemens, and provide notification of the conclusion of the implementation of the change in the form of a written change confirmation. The Supplier shall furthermore make available to Siemens prototypes of the changed products against reimbursement of its costs if this is necessary for further validation at Siemens’ premises.

Following the successful validation of the product change, at the Supplier’s premises or, if necessary at Siemens’ premises, the delivery of the changed products shall be released in writing by Siemens.

The start of the delivery of the changed products shall be agreed upon in writing.

SECTION SIX: SPECIFIC REQUIREMENTS FOR INSTALLATION

Installation of Siemens Equipment or Accessories to Siemens Equipment:

A. Installation instructions. The Supplier shall install the product in accordance with the “Installation Instructions” as outlined in Siemens’ Factory installation documentation. Any deviation from the “Installation Instructions” must have the prior written authorization from Siemens in order to prevent the adulteration of the finished medical device or creation of non-conformity to the device’s performance specifications.

B. Inspection and test. The personnel installing the Siemens device shall ensure that the installation, inspection, and any required testing are performed in accordance with Siemens instructions and procedures and shall document the inspection and any test results to demonstrate proper installation.

C. Installation records. The Supplier is required to complete all of the necessary installation records, including results of inspections and tests, and forward them without undue delay to the appropriate Siemens authority. This includes installation problems incurred, deviations approved by Siemens, and parts replaced.

D. Training. The Supplier is responsible for ensuring that its personnel and any agents it uses to install/de-install product for Siemens are competent and fully qualified and are appropriately licensed under all federal, state and local laws, rules and regulations. During training, trainees must demonstrate their ability to perform required tasks in a safe, correct, and efficient manner, under the guidance and supervision of another qualified person who will evaluate their work. The training is to be provided by Siemens or the curriculum is to be based on Siemens training programs.

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E. Personnel competency. The Supplier is to maintain records (list) of the equipment and the Siemens product(s) their personnel are qualified to install. A copy of this list is to be provided to Siemens upon request.

F. Equipment storage. The Supplier is required to use only a Siemens approved facility for the storage of Siemens owned equipment.

G. De-installations. For de-installations and relocations of product, the Supplier is to confirm and communicate to Siemens if the product was removed from service or the new location of the product.

Installation of non-Siemens Equipment for Siemens:

A. Installation instructions. The Supplier shall install the product in accordance with the “Installation Instructions” as provided by the equipment manufacturer. Any deviation from the “Installation Instructions” must have the prior written authorization from Siemens or the equipment manufacturer in order to prevent the adulteration of the finished medical device or creation of non-conformity to the devices performance specifications.

B. Inspection and test. The personnel installing the device shall ensure that the installation, inspection, and any required testing are performed in accordance with the manufacturer’s instructions and procedures and shall document the inspection and any test results to demonstrate proper installation.

C. Installation records. The Supplier is required to complete all of the necessary installation records, including results of inspections and tests, and forward them, without undue delay, to the appropriate Siemens authority. This includes installation problems incurred, deviations approved by the equipment manufacturer or Siemens, and parts replaced.

D. Training. The Supplier is responsible for ensuring that its personnel and any agents it uses to install/de-install product for Siemens are competent and fully qualified and are appropriately licensed under all federal, state and local laws, rules and regulations. During training, trainees must demonstrate their ability to perform required tasks in a safe, correct, and efficient manner, under the guidance and supervision of another qualified person who will evaluate their work.

E. Personnel competency. The Supplier is to maintain records (list) of the equipment and the product(s) their personnel are qualified to install. A copy of this list is to be provided to Siemens upon request.

SECTION SEVEN: SPECIFIC REQUIREMENTS FOR SERVICE

Servicing Siemens Equipment or Accessories to Siemens Equipment:

A. Service calls. The Supplier is required to understand and follow the Siemens service call process.

B. Service records. The Supplier shall maintain records of each service call. A copy of the service record is to be left at customer location and a copy of the service record is to accompany the invoice when submitted to Siemens. The record must include:

1.      The name of the equipment serviced;

2.      Any device identification(s) and control number(s) used;

3.      The date of service;

4.      The individual(s) servicing the equipment;

5.      The service performed, including parts used; and

6.      The test and inspection data.

C. Training. Personnel must receive Siemens technical training and be certified by Siemens to work on specific Siemens equipment prior to being authorized to perform maintenance or service on Siemens equipment.

D. Spare parts. Only Siemens certified spare parts are to be used during maintenance and repairs.

E. Data collection and analysis. Upon request, the Supplier shall collect, analyze, and report to Siemens data for:

1.      Part usage

2.      Service call history

3.      Equipment uptime

4.      Service call response time

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5.      Preventive maintenance completion

6.      Product modification completion

F. Field corrections, modifications, updates. The Supplier shall have a process to act, without undue delay, on a field correction, product modification or update initiated by Siemens.

Servicing non-Siemens Equipment for Siemens:

A. Service records. The Supplier shall maintain records of each service call. A copy of the service record is to be left at customer location and a copy of the service record is to accompany the invoice when submitted to Siemens. The record must include:

1.      The name of the equipment serviced;

2.      The Siemens Notification Number or Reference Number

3.      Any device identification(s) and control number(s) used;

4.      The date of service;

5.      The individual(s) servicing the equipment;

6.      The service performed, including parts used; and

7.      The test and inspection data.

B. Training. The Supplier is responsible for ensuring personnel servicing and/or maintaining the equipment are competent on the basis of their education, training, skills, and experience. The Supplier is to establish a certification program that ensures that personnel are qualified before being allowed to service or maintain that equipment. Personnel qualification shall include one or more of the following: (1) have taken and passed the original equipment manufacturer’s (OEM) technical training course(s), (2) successfully attended an industry recognized technical training program, (3) successfully completed a formal, predetermined and documented in-house training program that is essentially equivalent if given by the OEM. This training program provides, in detail, the curriculum or contents of the training to be given and the qualifications the trainer must have.

C. Spare parts. Only approved spare parts are to be used during maintenance and repairs. These are parts manufactured by the OEM, for the OEM, or aftermarket parts specifically approved by Siemens for use in the equipment being serviced or maintained.

D. Data collection and analysis. Upon request, the Supplier shall collect, analyze, and report back to Siemens data for:

1.      Part usage

2.      Service call history

3.      Equipment uptime

4.      Service call response time

5.      Preventive maintenance completion

6.      Product modification completion

E. Service manuals. The Supplier is required to maintain and keep up-to-date all OEM manuals and related technical literature for the equipment.

SECTION EIGHT: SPECIFIC REQUIREMENTS for WAREHOUSING/DISTRIBUTING PRODUCT for SIEMENS

Warehousing and Distributing Product for Siemens:

A. Handling. The Supplier shall have controlled processes to ensure that only product authorized by Siemens is delivered to Siemens at the Supplier’s loading dock. The process is to include a method that prevents mix-ups, damage, deterioration, contamination, or other adverse effects from occurring to product during handling. Records of receipts, including the date and name of person accepting the receipt, shall be maintained.

B. Storage. The Supplier shall have processes that ensure control of storage areas and stock rooms for product to prevent mix-ups, damage, deterioration, contamination, or other adverse effects pending delivery to Siemens at the Supplier’s loading dock and to ensure that no obsolete, rejected, or deteriorated product is delivered to Siemens. When the quality of product deteriorates over time, it shall be stored in a manner to facilitate proper stock rotation, and its condition shall be assessed as appropriate.

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C. Product packaging. The Supplier is responsible for and shall ensure that vials and shipping containers are designed and constructed to protect the product from alteration or damage during the customary conditions of processing, storage, handling, and distribution. Where specified requirements exist for Siemens, Supplier shall comply.

D. Distribution. Siemens shall be responsible for distribution of product after receipt of Product from Supplier’s loading dock.

E. Distribution records. Siemens shall be responsible for maintaining records of the distribution of product after receipt of Product from Supplier’s loading dock.

F. Product recall, field corrections, modifications, updates. Siemens and the Supplier shall have a written procedure to support, without undue delay, a product recall or product correction and update initiated by Siemens.

G. Environmental controls. Where environmental conditions (temperature, humidity, ESD, etc.) could reasonably be expected to have an adverse effect on quality, each of Siemens and the Supplier shall establish and maintain procedures to adequately control these environmental conditions. Maintenance schedules and activities must be documented.

SECTION NINE: EVALUATION OF SIEMENS SUPPLIERS

Supplier Evaluation:

Those suppliers identified based on annual spend or those suppliers whose products and/or services are critical to the safety, efficacy, and reliability of the medical devices Siemens manufactures, will be deemed “Class A” suppliers, and will be evaluated by Siemens using a structured system utilized by all of our business units. The system is based on objective metrics that are focused on the major controlling points of the products and/or services being provided, and further strives to fairly and comprehensively evaluate suppliers. This information is being provided so that suppliers will understand the basic requirements and the basis of the system whenever they receive an evaluation from Siemens. The minimum requirements for all suppliers are quality and delivery performance, which are elements within the quality and logistics categories of the evaluation system.

SECTION TEN: MISCELLANEOUS

Not applicable

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SIGNATURE PAGE

Upon signing this Quality Assurance Agreement, both parties have reviewed and agreed upon the above stated Terms as final, the signing of this document constitutes a binding contract. It is further expected that the Supplier’s quality system has been established to ensure that all Siemens requirements are understood and are being met.

	Siemens Healthcare Diagnostics		Siemens Healthcare Diagnostics

	Supply Chain Management		RA/QS Management

By:		By:

Name:		Name:

Title::		Title:

Date:		Date:

	Universal Biosensors Pty Ltd.		Universal Biosensors Pty Ltd.

	Operations Management (Top most level of authority for the site)		RA/QA Management (Highest ranking Quality position for the site)

By:	/s/ PAUL WRIGHT	By:	/s/ ADRIAN OATES

Name:	Paul Wright	Name:	Adrian Oates

Title::	CEO	Title:	VP Quality & Reg. Affairs

Date:	20 September 2012	Date:	20 September 2012

Siemens Healthcare Diagnostics

EXHIBIT D

*[REDACTED]

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Exhibit E

SIEMENS DECLARABLE SUBSTANCES

List of declarable substances (status: July 2011)

Code	Substance/substance group	CAS No.	Typical applications	Limit value (% w/w)	Reference of the limit value
Electrical and electronic components; metal, glass and ceramic parts

*[REDACTED]

Plastics and rubber parts, wire insulation, coats of lacquer

*[REDACTED]

Dyed or stabilized plastics, coats of lacquer, enamels and related materials

*[REDACTED]

*[REDACTED]

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Code	Substance/substance group	CAS No.	Typical applications	Limit value (% w/w)	Reference of the limit value

Insulating materials
*[REDACTED]

Other materials
*[REDACTED]

Coolants, insulating gases and liquids, fire extinguishing
*[REDACTED]

Packaging
*[REDACTED]

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Explanatory notes:

Reference of the limit value:

•

“Application” means that the limit value of the substance refers to the material or part where this substance is contained to achieve an intended functionality, as exemplarily given by the typical applications.

•	“Article” means that the limit value refers to the supplied article (device, component or product part) as a whole.

•

“Homogeneous material” is defined as material that cannot be mechanically disjointed into different materials. The term “homogeneous” means “of uniform composition throughout”. Examples of homogeneous materials are individual types of plastics, ceramics, glass, metals, alloys, resins and coatings.

Compared to the last edition of the declaration list (August 2010) the following substances are added:

*[REDACTED]

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Explanatory notes:

Reference of the limit value:

•

“Application” means that the limit value of the substance refers to the material or part where this substance is contained to achieve an intended functionality, as exemplarily given by the typical applications.

•	“Article” means that the limit value refers to the supplied article (device, component or product part) as a whole.

•

“Homogeneous material” is defined as material that cannot be mechanically disjointed into different materials. The term “homogeneous” means “of uniform composition throughout”. Examples of homogeneous materials are individual types of plastics, ceramics, glass, metals, alloys, resins and coatings.

[

Compared to the last edition of the declaration list (August 2010) the following substances are added: *[REDACTED]

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT F

Listed Companies

*[REDACTED]

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT G

Summary of Proposed Calibration Value Assignment Process

and Traceability to WHO

Process for *[REDACTED] strips shall be agreed to between the parties prior to validation.

UBI has defined a process for calibration value assignment of its PT/INR test strips that will be formally referenced in the [Proteus] Quality Plan. This process will be followed for each batch produced. It should be noted that this process is subject to change, but is based on the best estimates currently available.

The process will involve the following high level steps:

*[REDACTED]

The diagram below illustrates the proposed calibration value assignment process.

*[REDACTED]

The following is an estimation of the timeline for completion of the process:

*[REDACTED]

* Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT H

Code of Conduct for Siemens Suppliers

Siemens Corporate Responsibility

A fundamental and central part of Siemens’ strategy is safeguarding the future success of Siemens and its business partners. Through a focus on Corporate Responsibility, Siemens is committing to address economic, social, ethical and environmental issues in its policies and practices. In furtherance of the foregoing: (A) SUPPLIER shall comply with the principles and requirements of the “Code of Conduct for Siemens’ Suppliers” attached, (here in after the “Code of Conduct”). (B) SUPPLIER will provide Siemens within reasonable time after such request with a written self assessment as reasonably required by Siemens. (C) SUPPLIER agrees that Siemens or a third party appointed by Siemens may on reasonable notice carry out inspections (audits) on SUPPLIER’s premises to verify their compliance with the Code of Conduct. (D) SUPPLIER confirms that they will use commercially reasonable efforts to forward the contents of the Code of Conduct to their suppliers and to convince them to meet the principles and requirements of this Code of Conduct.

Commercial Supply Chain

Siemens supports internationally recognized initiatives to secure the commercial supply chain (e.g., C-TPAT, WCO SAFE Framework of Standards) so as to assure freight and or merchandise is not compromised contrary to law. Therefore, SUPPLIER must implement reasonable security control standards to ensure integrity and correctness of merchandise and accompanying commercial documentation relative to the Siemens transaction. SUPPLIER must reasonably address the following disciplines when delivering merchandise to the Buyer.

Procedural Security: Procedures should be in place to protect against un-manifested materials being introduced into the supply chain.

Physical & Access Security: SUPPLIER’s facilities should be safeguarded to resist unlawful entry and protect against outside intrusion. Adequate measures should be considered for positively identifying employees, visitors, and vendors and to prevent unauthorized access to information technology systems.

Education and Training Awareness: A security awareness program should be provided to employees covering cargo integrity, determining and addressing unauthorized access and communication protocols for notifying policing agencies when suspected or known illegal activities are present.

Conveyance Security: SUPPLIER should implement reasonable steps to protect against the introduction of unauthorized personnel and materials in conveyance (e.g., containers, trucks, drums, etc.) destined to Siemens.

If as a result of facilitating a shipment to Siemens, SUPPLIER suspects a supply chain security breach or concern after the dispatch from its facility, SUPPLIER is obligated to notify Siemens immediately.

Code of Conduct for Siemens Healthcare Diagnostics Suppliers

This Code of Conduct defines the basic requirements placed on Siemens’ suppliers of goods and services concerning their responsibilities towards their stakeholders and the environment. Siemens reserves the right to reasonably change the requirements of this Code of Conduct due to changes of the Siemens Compliance Program. In such event Siemens expects the Vendor to accept those reasonable changes.

The Vendor declares herewith:

Legal compliance:

•	to comply with the laws of the applicable legal system(s).

Prohibition of corruption and bribery:

•

to tolerate no form of and not to engage in any form of corruption or bribery, including any payment or other form of benefit conferred on any government official for the purpose of influencing decision making in violation of law.

Respect for the basic human rights of employees:

•

to promote equal opportunities for and treatment of its employees irrespective of skin color, race, nationality, social background, disabilities, sexual orientation, political or religious conviction, sex or age;

•	to respect the personal dignity, privacy and rights of each individual;
•	to refuse to employ or make anyone work against his will;
•	to refuse to tolerate any unacceptable treatment of employees, such as mental cruelty, sexual harassment or discrimination;
•	to prohibit behavior including gestures, language and physical contact, that is sexual, coercive, threatening, abusive or exploitative;
•	to provide fair remuneration and to guarantee the applicable national statutory minimum wage;
•	to comply with the maximum number of working hours laid down in the applicable laws;
•	to recognize, as far as legally possible, the right of free association of employees and to neither favor nor discriminate against members of employee organizations or trade unions.

Prohibition of child labor:

•	to employ no workers under the age of 15 or, in those countries subject to the developing country exception of the ILO Convention 138, to employ no workers under the age of 14.

Health and Safety of employees:

•	to take responsibility for the health and safety of its employees;
•	to control hazards and take the best reasonably possible precautionary measures against accidents and occupational diseases;
•	to provide training and ensure that employees are educated in health and safety issues; to set up or-use an occupational health & safety management system according to OHSAS 18001 or equivalent.

Environmental protection:

•	to act in accordance with the applicable statutory and international standards regarding environmental protection;
•	to minimize environmental pollution and make continuous improvements in environmental protection;
•	to set up or-use an environmental management system according to IS0 14001 or equivalent.

Supply Chain:

•	to use best efforts to promote among its suppliers compliance with this Code of Conduct;
•	to comply with the principles of non discrimination with regard to supplier selection and treatment